                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE LAMAUR CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
          N/A
      -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
          N/A
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
          $15,495,000
     -------------------------------------------------------------------------


     (5) Total fee paid:
          $3,099
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                            THE LAMAUR CORPORATION

                                                                October 27, 1999

Dear Stockholder:

     This year's annual meeting of stockholders will be held on November 22, 1999 at 10:00 a.m. local time, at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     As a result of Lamaur's economic difficulty, we have been actively pursuing strategic transactions in order to satisfy our creditors and to rationalize our business going forward. On September 28, 1999, we signed an agreement to sell our manufacturing facility to Tiro Industries, Inc. for $13.25 million in cash, $745,000 in assumption of capital leases and $1.5 million in other consideration. The enclosed Proxy Statement provides a summary of this transaction. We are seeking your approval of the sale of our manufacturing facility. Your vote on this and the other matters before the meeting is critical, and we ask you to return your proxy promptly.

     After reading the Proxy Statement and accompanying materials, please mark, sign and promptly return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of Lamaur's Annual Report is also enclosed for your information. At the annual meeting we will review Lamaur's activities over the past year and its plans for the future. The board of directors and management look forward to seeing you at the annual meeting.

                                    Very truly yours,



                                    /s/ Joseph F. Stiley, III
                                    -----------------------------------
                                    Joseph F. Stiley, III
                                    Acting Chief Executive Officer

                            THE LAMAUR CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held November 22, 1999

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of the Stockholders of The Lamaur Corporation, a Delaware corporation, will be held on November 22, 1999, at 10:00 a.m., local time, at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432, for the following purposes:

     1. To consider and vote upon a proposal to approve a sale of Lamaur's manufacturing facility to Tiro Industries, Inc. for $13.25 million in cash, $745,000 in assumption of capital leases and $1.5 million in other consideration as described under "Proposal 1 - Approval of Sale of Manufacturing Facility" in the accompanying Proxy Statement;

     2. To approve an amendment to Lamaur's 1997 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares;

     3. To elect three directors to hold office for a one year term and until their respective successors are elected and qualified;

     4. To consider, approve and ratify the appointment of Deloitte & Touche LLP as Lamaur's independent public auditors for the year ending December 31, 1999; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 7, 1999 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432.

                                    By order of the Board of Directors,



                                      /s/ John D. Hellmann
                                    -----------------------------------
                                    John D. Hellmann
                                    Secretary

Fridley, Minnesota
October 27, 1999

--------------------------------------------------------------------------------
 IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares will be represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.
--------------------------------------------------------------------------------

                            THE LAMAUR CORPORATION

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the board of directors of The Lamaur Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on November 22, 1999, or any adjournment or postponement thereof at 10:00 a.m., local time, in the conference room at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is October 27, 1999, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                      SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by Lamaur. In addition to soliciting stockholders by mail through its employees, Lamaur will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold stock of Lamaur registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Lamaur may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     On October 7, 1999 -- the "Record Date" -- there were 7,332,571 shares of Lamaur common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held. Also, as of the Record Date, Lamaur had outstanding 1,000,000 shares of Series A Preferred Stock and 763,500 shares of Series B Preferred Stock. This preferred stock is convertible into an aggregate of 1,163,910 shares of common stock at a rate of 0.66 shares of common stock per share of preferred stock held. Each holder of preferred stock is entitled to one vote for each share of common stock into which the preferred stock is convertible.

     Lamaur's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, constitute a quorum for the transaction of business at the annual meeting. The preferred stock votes with the common stock on an as-converted basis on all matters, except as otherwise required by Delaware law or by Lamaur's certificate of incorporation. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of Lamaur a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                           INFORMATION ABOUT LAMAUR

     This Proxy Statement includes forward-looking statements regarding expectations as to Lamaur's business prospects, future plans and other statements which include words such as "believes," "expects," "anticipates" or words of similar effect. While these statements reflect management's reasonable judgment, numerous factors may cause actual results to vary materially from those expressed in such statements, including those factors set forth under the caption "Certain Factors" below and elsewhere in this Proxy Statement. Actual results are particularly dependent upon management's ability to (i) close the sale of the manufacturing facility and (ii) continue to work with creditors until they are being timely paid.

Recent Events

     On September 28, 1999, Lamaur agreed to sell its manufacturing facility at 5601 East River Road, Fridley, Minnesota to Tiro Industries, Inc. for $13.25 million in cash, assumption of capital leases in the amount of approximately $745,000 and $1.5 million in other consideration. The transaction is conditional on the approval of Lamaur's stockholders. After the transaction closes, Lamaur will continue its sales and marketing operations in a portion of the facility at 5601 East River Road as a tenant of Tiro for a term of two years pursuant to a lease agreement entered into simultaneously with the sale transaction. Lamaur will retain ownership of personal property necessary for sales and marketing operations. Tiro will manufacture products for Lamaur at a discounted price for three years after the transaction closes pursuant to a manufacturing agreement entered into simultaneously with the sale transaction. See "Proposal No. 1 - Approval of Sale of Manufacturing Facility."

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership as of August 31, 1999 of Lamaur's Common Stock by (i) each director,
(ii) each of the executive officers listed in the Summary Compensation Table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of Lamaur's outstanding Common Stock. The percentage owned is calculated based upon 7,332,571 shares of Common Stock outstanding as of August 31, 1999 and, in the case of DowBrands Inc., is calculated assuming that all of the preferred stock is converted into common stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to applicable community property laws.


                                                                       Amount and
                                                                        Nature of
                                                                       Beneficial         Percentage
Name of Beneficial Owner                                                Ownership            Owned
------------------------                                               ----------         ----------
Don G. Hoff (1)                                                         2,044,725              27.9%
     One Lovell Avenue, Mill Valley, CA  94941

Perry D. Hoff (2)                                                       1,846,485              25.2%
     East 5058 Grapeview Loop, Allyn WA  98524

Intertec Holdings, L.P. (3)                                             1,810,425              24.7%
     East 5058 Grapeview Loop, Allyn WA  98524

DowBrands Inc. (4)                                                      1,163,910              13.7%
     9550 Zionsville Road, Indianapolis, IN  46268

Parsow Partnership, Ltd. (5)                                              543,200               7.4%
     P.O. Box 0449, Elkhorn, NE  68022

Futurtec, L.P. (6)                                                        419,842               5.7%
     111 Great Neck Road, Suite 301, Great Neck, NY  11021

Dominic J. LaRosa (7)                                                     356,733               4.9%

Harold M. Copperman                                                       252,795               3.4%

John D. Hellmann                                                          109,450               1.5%

Ronald P. Williams                                                        105,470               1.4%

Joseph F. Stiley, III                                                      89,900               1.2%

Michael G. Piff                                                            76,077               1.0%

Michele L. Redmon                                                           5,007                 *

All executive officers and directors of the Company as a group
 (8)
     (8 persons)                                                        2,665,202              36.3%

_________________________

*    Represents less than one percent (1%)

(1) Mr. Hoff passed away on July 18, 1999. All shares listed are held by his estate pending settlement thereof. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Hoff was the father of Perry
     D. Hoff.

(2) Includes 36,060 shares held directly by Mr. Perry Hoff. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Perry Hoff is the son of the late Don G. Hoff. See footnote 1.

(3) 1,810,425 shares are by Intertec Holdings, L.P., an investment partnership whose general partner is Intertec Holdings, Inc., a corporation of which the late Don G. Hoff was a director, Perry D. Hoff is president and a director and other members of the Hoffs' immediate family are the remaining officers and directors and whose sole limited partner is Intertec Ltd., a limited partnership in which the estate of Don G. Hoff, together with his widow, hold a 25% limited partner interest, Perry D. Hoff holds a 25% limited partner interest and members of the Hoffs' immediate family own the remainder of limited partnership interest, and whose general partner is a corporation of which the late Don G. Hoff was a director, Perry D. Hoff is an officer and a director and other members of the Hoffs' immediate family are the remaining officers and directors.

(4) Consists of 1,163,910 shares that may be acquired upon the conversion of Series A and Series B Convertible Preferred Stock. DowBrands Inc. owns 100% of the outstanding Series A and Series B Preferred Stock.

(5) Includes 130,000 shares held by Elkhorn Partners Limited Partnership, an affiliate of Parsow Partnership, Ltd., as to which Parsow Partnership, Ltd. disclaims beneficial ownership.

(6) Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares held by Futurtec, L.P. Ido Klear is the sole stockholder of Futurtec Capital Corp.

(7) Includes 20,000 shares held by members of Mr. LaRosa's immediate family, as to which Mr. LaRosa disclaims beneficial ownership.

(8)  Does not include shares owned directly by the late Don Hoff.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors

     Set forth below for all directors are the names, ages and positions with Lamaur. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified or until resignation or removal.

Name of Director                 Age      Position(s)
----------------                 ---      -----------

Joseph F. Stiley, III/2,5/       60       Chairman of the Board and Acting Chief
                                          Executive Officer
Harold M. Copperman /1,4,6/      65       Director
Perry D. Hoff /3/                40       Director
_______________

/1/  Chairman of the Audit Committee.
/2/  Member of the Audit Committee.
/3/  Chairman of the Nominating Committee.
/4/  Member of the Nominating Committee.
/5/  Chairman of the Compensation Committee.
/6/  Member of the Compensation Committee.


     Joseph F. Stiley, III has been the Acting Chief Executive Officer of Lamaur since August 1999 and a Director since March 1994. From 1993 to 1994, Mr. Stiley was Vice President of Lamaur, responsible for research and development. From December 1987 to 1993, Mr. Stiley was a consultant to high technology companies, including Intertec Ltd. Mr. Stiley has consulted to the governments of Canada and France, European and domestic corporations, and has participated in the development of international standards for communications.

     Harold M. Copperman has been a Director of Lamaur since September 1995.
Mr. Copperman is Vice Chairman of Impulse Telecommunications Corporation ("ITC"), a position he has held since 1990. ITC provides strategic management and engineering consulting resources to enterprises and investors. Mr. Copperman has held chief executive officer and other senior management, business development and marketing positions with large multi-national organizations and entrepreneurial start-up ventures.

     Perry D. Hoff has been a Director of Lamaur since April 1993. He has been the President and a Director of Intertec Holdings, Inc., since 1990, and a Director and Vice President of Operations of Innovative Capital Management, Inc., a private investment company affiliated with Intertec Holdings, L.P., a major stockholder of Lamaur, since 1980. Perry D. Hoff is the son of the late Don G. Hoff.

     Meetings of the Board of Directors. The board of directors held a total of sixteen meetings during the year ended December 31, 1998. The audit committee held one meeting and the compensation committee held three meetings during the year ended December 31, 1998. Each director attended at least 75% of board and, where applicable, committee meetings held in 1998.

     The audit committee, established in April 1993, consisted of Messrs. Eppner (Chairman), Dean and Copperman until the resignation of Messrs. Eppner and Dean on July 27, 1998. On August 11, 1998, the board elected to change the composition of the audit committee. Currently, Messrs. Copperman (Chairman) and Stiley serve on the audit committee. The functions of the audit committee are to recommend annually to the board of directors the appointment of Lamaur's independent public accountants, review the scope of their annual audit and other services the accountants are asked to perform, review their report on Lamaur's financial statements following the audit, review Lamaur's accounting and financial policies and review management's procedures and policies with respect to Lamaur's internal accounting controls.

     The compensation committee, also established in April 1993, currently consists of Messrs. Stiley (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The functions of the compensation committee are to review and approve salaries, benefits and bonuses for all executive officers, and to review and recommend to the board matters relating to employee compensation and employee benefit plans. The compensation committee also administers Lamaur's stock option plans.

     The nominating committee, established in February 1997, currently consists of Messrs. Perry Hoff (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The purpose of the nominating committee is to develop criteria for nominating new members of the board and to identify potential candidates for such nomination. The nominating committee will consider stockholder recommendations for new directors with the potential nominee's consent. However, the final determination of whether a candidate will be nominated to become a member of the board is reserved for the nominating committee. Any suggestions may be submitted in writing, attention "Nominating Committee of the Board of Directors," at Lamaur's headquarters.

Certain Relationships and Related Transactions

     Cancellation of Options and Stock Grants.  In January 1999, Lamaur issued
     ----------------------------------------
1,369,800 shares of its common stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. Lamaur recorded compensation expense of approximately $168,000 in connection with these stock grants. Lamaur has the right under certain conditions to repurchase unvested shares at the market price at the date of grant. 1,129,800 of the shares were issued pursuant to Lamaur's 1997 stock plan. Management and the board of directors believed it was essential to offer such package in order to retain employees and preserve the value of the enterprise while Lamaur evaluated and pursued alternatives.

     License Agreement.  In May 1993, Lamaur acquired from Intertec Ltd., a
     -----------------
Delaware limited partnership, for a 30-year period, the exclusive worldwide rights to use all technology owned by Intertec Ltd. relating to cosmetic hair care applications. The 30-year exclusive license agreement gives Lamaur the right to develop, manufacture and sell products for cosmetic hair care applications based on the technology. Intertec Ltd., which is entirely owned by the estate of Mr. Don Hoff and members of his immediate family, is the sole limited partner in Intertec Holdings, L.P., Lamaur's principal shareholder. The license is non-assignable, but Lamaur may sublicense the rights granted to it provided the sublicense includes certain protective provisions. Lamaur issued, as consideration for the grant of the license, a promissory note in the principal amount of $1.0 million, and agreed to pay a royalty as described below. A note for the license fee was payable in four equal installments of $250,000. The first installment was made in May 1997. The balance of the note plus accrued interest of $126,645 was paid in March 1998. Lamaur has also agreed to pay certain legal expenses incurred by Intertec Ltd. in connection with preparing and prosecuting a patent application covering the technology. Lamaur paid $777 of this expense in 1998.

     Lamaur will pay a royalty to Intertec Ltd. equal to 1% of Lamaur's proceeds from any direct sales made by Lamaur of products, instruments or components using or derived from the technology, plus 1% of the "revenue base" of Lamaur's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the technology reach $10.0 billion. Lamaur has no sub-licenses as of the date of this Proxy Statement, and Lamaur may not enter into any sub-license on favorable terms. Upon expiration in 2012 of the patent held by Intertec Ltd., Lamaur will be unable to deny competitors access to the underlying technology.

     The terms of the license were not established by arm's length negotiations or independent appraisal.

     Common Stock Purchase Agreement.  In March 1996, Lamaur and Intertec
     -------------------------------
Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from Lamaur, shares of common stock at $8.00 per share. Intertec Holdings, L.P. was required to purchase an aggregate of 146,107 shares. Intertec Holdings, L.P. was obligated, subject to there being no event of default under Lamaur's loan agreements and certain other customary conditions, to purchase and pay for the shares in four equal installments commencing on May 29, 1997. The deferred purchase price under the stock purchase agreement accrued interest from and after the closing of Lamaur's initial public offering on May 22, 1996 at 5.5% per annum, payable with each installment.

     On May 29, 1997, Intertec Holdings, L.P. was issued 36,526 shares of Lamaur's common stock in the first installment. On May 29, 1997, Lamaur made the first scheduled payment to Intertec Holdings, L.P. on the Note.

     Intertec Holdings, L.P. had the option to accelerate one or more purchases under the stock purchase agreement on 30 days prior notice to Lamaur. Lamaur had the option, at any time or from time to time, to terminate Intertec Holdings, L.P.'s purchase rights with respect to one or more of the installments, on 10 days prior notice to Intertec Holdings, L.P. On February 16, 1998, Intertec Holdings, L.P. elected to accelerate all purchases under the stock purchase agreement, and on March 18, 1998 Intertec Holdings L.P. was issued 109,581 shares of Lamaur's common stock and the balance of the Intertec Note was cancelled.

     Facilities and Equipment.  Pursuant to a lease dated October 1, 1996,
     ------------------------
Lamaur subleased office space (6,008 square feet) in Mill Valley, CA, together with most of the furniture and office equipment at that location, from Intertec, a division of Innovative Capital Management Inc. ("Intertec"), an affiliate of Messrs. Don Hoff and Perry Hoff, directors of Lamaur. The original term of the sublease was 36 months, expiring in September 1999. The office space was leased for monthly rental of $9,012 and the furniture and office equipment were leased for monthly rental of $1,774. Under the terms of the sublease, Lamaur is responsible for property taxes, insurance and maintenance.

     On December 4, 1997, Lamaur notified Intertec that it would like to terminate the sublease with respect to 1,784 square feet of the space, and as of March 31, 1998 the sublease was amended to terminate the sublease of that space and to provide that Lamaur shall have no further obligations to Intertec with respect to the terminated space. Intertec agreed to relieve Lamaur of this obligation without any consideration to Intertec. The new monthly rent was $6,336. Furthermore, on June 1, 1998, the sublease was terminated and Lamaur leased the office space on a month-to-month basis for a monthly rental of $3,600. In February 1998, payment of the rent applicable to the furniture and equipment was deferred until 1999.

     Total payments to Intertec in 1998 were $64,032, comprised of $57,708 in building rent, $1,774 in equipment rent, and $4,550 in taxes. Based upon research conducted by Lamaur, the Intertec lease payments are 25% to 50% below market rates. Intertec uses a small office and has provided and received office services from time to time.

     Travel Agent Services.  Lamaur used as a travel agent Diana Weeck, who is
     ---------------------
the sister of the late Mr. Don Hoff. In addition to standard commissions, Lamaur paid fees to Mrs. Weeck of $4,885 during 1998. Management believes the fees charged by Mrs. Weeck are consistent with the charges normally charged in the industry, and that her services resulted in significant cost savings to Lamaur. Lamaur no longer uses the services of Mrs. Weeck.

     Manufacturing Agreement with DowBrands.  In connection with the acquisition
     --------------------------------------
by Lamaur of the Personal Care Division of DowBrands in November 1995, Lamaur and DowBrands entered into a two-year agreement (with two additional one-year extensions at DowBrands' election) pursuant to which Lamaur continued to serve as DowBrands sole supplier of certain household cleaning products, subject to Lamaur maintaining competitive pricing and delivery schedules. Pursuant to the agreement, DowBrands agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996. On November 15, 1997, the manufacturing agreement expired without extension by Dow. There were no sales to DowBrands during 1998.

     LaRosa Severance.  The employment of Dominic LaRosa, Lamaur's former
     ----------------
President and CEO -- Lamaur Division, terminated on April 15, 1999. Mr. LaRosa has asserted a claim for severance payments pursuant to the severance agreement described under the caption "Compensation of Directors and Executive Officers - Employment Contracts and Termination of Employment and Change of Control Arrangements - Employee Severance Arrangements." Lamaur believes that it is not required to pay Mr. LaRosa any additional amounts.

     Redmon Severance.  The employment of Michele Redmon, Lamaur's former Vice
     ----------------
President, Marketing, Retail Group of Lamaur Division, terminated on October 2, 1998. Lamaur paid an aggregate of $64, 600 to Ms. Redmon between October 2, 1998 and March 31, 1999 for consulting services. Lamaur also made standard payments for Ms. Redmon's medical, dental and life insurance premiums through March 31, 1999.

Litigation

     On November 2, 1998, a class action and derivative lawsuit was filed by Parsow Partnership Ltd. and Elkhorn Partners, on behalf of themselves, Lamaur, and a putative class of Lamaur stockholders, in the Delaware Court of Chancery in and for New Castle County alleging that Lamaur's board of directors breached their fiduciary duties to Lamaur and failed to disclose certain information in Lamaur's Proxy Statement for its stockholder meeting held in November 1998. Plaintiffs seek injunctive relief, damages, a recission of all actions approved at the November 2, 1998 Annual Meeting and a revised Proxy Statement. Lamaur believes the lawsuit is without merit and is defending the action in the best interest of the stockholders. Minimal discovery has been conducted by the plaintiffs, including initial document demands to Lamaur and to the other defendants. No significant dates have been set in the litigation. Lamaur recently engaged in preliminary settlement discussions with the plaintiffs.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Lamaur's executive officers and directors and persons who own more than ten percent of a registered class of Lamaur's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish Lamaur with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, Lamaur believes that, during the year ended December 31, 1998, all reporting persons complied with Section 16(a) filing requirements applicable to them, except as follows: One transaction was reported late for each of Messrs. Copperman, Stiley and Don G. Hoff, and two transactions were reported late for Mr. Perry Hoff.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth, for the three years ended December 31, 1998, certain compensation information with respect to Lamaur's Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 1998 (collectively, the "Named Executive Officers"), based upon salary and bonus earned by such executive officers and individuals in 1998.

                          SUMMARY COMPENSATION TABLE


                                                                                                        Long-Term
                                                                                                      Compensation
                                                        Annual Compensation                              Awards
                                          -----------------------------------------------------       ------------
                                                                                   Other Annual        Securities        All Other
                                                                                   Compensation        Underlying      Compensation
Name and Principal Position               Year        Salary        Bonus (2)       (3)(4)(5)          Options (6)         (7)
---------------------------               ----       --------       ---------      ------------        ----------      -------------
Don G. Hoff                               1998       $290,790              -           $  3,229                -                  -
    Chairman and Chief                    1997        278,253              -              3,229                -                  -
    Executive Officer                     1996        250,000       $195,000              2,808                -                  -

Dominic J. LaRosa                         1998        259,616         30,000              6,046                -                  -
    President and CEO                     1997        246,086              -             37,765          232,000                  -
    Lamaur Division                       1996        200,000        145,000             33,191          100,000             50,000

Ronald P. Williams                        1998        160,966         20,000                945                -                  -
    Executive Vice President              1997        151,005              -              2,105           69,800                  -
    Lamaur Division                       1996        102,540         36,000             55,935           69,800             15,000

Michele L. Redmon (1)                     1998        145,377              -                625                -                  -
    Vice President, Marketing,            1997        138,111              -                153           39,800                  -
    Retail Group of Lamaur                1996        119,165         50,000              4,304           39,800             15,000
    Division

John D. Hellmann                          1998        129,808         20,000                261                -                  -
    Vice President, Chief                 1997        124,039              -                261           36,500                  -
    Financial Officer                     1996        100,000         22,500                174           20,000             15,000

Michael G. Piff                           1998        125,848         10,000                278                -                  -
    Vice President - Retail Sales         1997        105,585              -                114           14,400                  -
    Retail Group of Lamaur                1996         95,627         20,000                 87           14,400                  -
    Division

_________________________

(1) Ms. Redmon's employment with Lamaur terminated effective October 2, 1998. See "Directors and Executive Officers - Certain Relationships and Related Transactions - Redmon Severance."

(2)  In 1998, represents bonuses earned but not paid.

(3) For 1998, includes (i) $2,958 for Mr. LaRosa for relocation expenses including $1,078 cash to assist in the payment of taxes and; (ii) $441 for Ms. Redmon for relocation expenses. Also includes imputed income in 1998 resulting from life insurance premiums in the amount of $3,229 for Mr. Hoff, $1,800 for Mr. LaRosa, $945 for Mr. Williams, $184 for Ms. Redmon, $261 for Mr. Hellmann and $278 for Mr. Piff and (iii) vehicle allowance of $1,288 paid to Mr. LaRosa.

(4) For 1997, includes (i) $36,415 of reimbursed expenses for Mr. LaRosa including $15,140 for rental of an apartment, and $12,806 cash to assist in the payment of taxes due on the amount of such reimbursed expenses; (ii) $1,500 for Mr. Williams for relocation expenses. Also includes imputed income in 1997 resulting from life insurance premiums in the amount of $3,229 for Mr. Hoff, $1,350 for Mr. LaRosa, $605 for Mr. Williams, $153 for Ms. Redmon, $261 for Mr. Hellmann and $114 for Mr. Piff.

(5) For 1996, includes (i) $31,700 for Mr. LaRosa for relocation expenses which includes $11,555 cash to assist in the payment of taxes, $55,589 for Mr. Williams which includes $17,543 cash to assist in the payment of taxes, and $4,161 for Ms. Redmon which includes $1,213 cash to assist in the payment of taxes; (ii) imputed income in 1996 resulting from life insurance premiums in the amount of $2,808 for Mr. Hoff, $864 for Mr. LaRosa, $346 for Mr. Williams, $143 for Ms. Redmon, $174 for Mr. Hellmann and $87 for Mr. Piff and (iii) vehicle allowance of $627 paid to Mr. LaRosa in 1996.

(6) Represents stock options granted in the years shown with exercise prices equal to or not less than fair market value on the date of grant. No SARs were granted in such years. For 1997, includes options granted with the cancellation of a similar number of options in connection with the Company's repricing program. Options repriced for Messrs. Hoff, LaRosa, Williams, Ms. Redmon and Messrs. Hellmann and Piff were 0, 232,000, 69,800, 39,800, 36,500 and 14,400, respectively.

(7)  Represents non-cash credits that can be used to exercise options.



                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to any of the Named Executive Officers during 1998.

     In January 1999, Lamaur issued 1,369,800 shares of its common stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. Lamaur recorded compensation expense of approximately $168,000 in connection with these stock grants. Lamaur has the right under certain conditions to repurchase unvested shares at the market price at the date of grant. 1,129,800 of the shares were issued pursuant to Lamaur's 1997 stock plan. Management and the board of directors believed it was essential to offer such package in order to retain employees and preserve the value of the enterprise while Lamaur evaluated and pursued alternatives.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding options to purchase shares of Lamaur common stock that were held by the Named Executive Officers during 1998. No such options were exercised during 1998.

                                                                                  Value of Unexercised
                                       Shares Underlying Unexercised             In-the-Money Options at
                                       Options at December 31, 1998                 December 31, 1998
                                      ------------------------------       ----------------------------------
Name                                  Exercisable      Unexercisable       Exercisable          Unexercisable
---------------------------           ------------------------------       ----------------------------------
Don G. Hoff /(1)/                       234,300               --                $0                   $0
Dominic J. LaRosa/(1)/                  199,000           33,000                 0                    0
John D. Hellmann /(1)/                   62,900            6,600                 0                    0
Ronald P. Williams /(1)/                 48,350           21,450                 0                    0
Michele L. Redmon                        28,250           11,550                 0                    0
Michael G. Piff /(1)/                     9,648            4,752                 0                    0

___________________________

/(1)/ In January 1999, options were canceled in conjunction with the grant of 759,300 shares of common stock at the then fair market value. See "Certain Transactions."

Compensation of Directors

     During 1998, Lamaur's non-employee directors were paid $1,000 per quarter (plus reasonable out-of-pocket expenses), plus $500 per day for each meeting beyond the four regularly scheduled meetings. The directors held thirteen telephonic board meetings during 1998 in addition to three in-person meetings. The directors received no additional compensation for attendance at these meetings. In addition, non-employee directors are entitled to receive options to purchase shares of common stock under Lamaur's Stock Option Plan for Non-Employee Directors and Advisory Board Members.

     In April 1998, Mr. Copperman and Mr. Dean each received an option to purchase 20,000 shares of Lamaur common stock, and Mr. Stiley and Mr. Eppner each received an option to purchase 5,000 shares of Lamaur common stock. All of these options had an exercise price of $2.56.

Non-Cash Credits

     Prior to 1998 Lamaur granted non-cash credits to its executive officers and other employees and consultants which can be used by the recipient to exercise stock options. As of December 31, 1998 non-cash credits held by Messrs. Hoff, LaRosa, Williams, Ms. Redmon and Messrs. Hellmann and Piff were as follows:
$355,000, $102,750, $31,275, $28,875, $21,563 and $0, respectively.  As of
December 31, 1998 total non-cash credits outstanding were $692,213.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the board currently consists of Joseph F. Stiley, III (Chairman) and Harold M. Copperman. None of these individuals were at any time during 1998, or at any other time, an officer or employee of Lamaur, except that Mr. Stiley assumed the role of Acting Chief Executive Officer upon the death of

Mr. Don Hoff in July 1999. No executive officer of Lamaur serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board or the compensation committee of Lamaur.

Compensation Committee Report

     The following is the report of the compensation committee of the Board describing compensation policies and rationales applicable to Lamaur's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1998. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent that Lamaur specifically incorporates it by reference into such filing.

     Compensation Philosophy.  The philosophy of Lamaur's compensation committee
     -----------------------
regarding executive compensation is to attract and retain highly talented executives and to motivate them to high levels of performance, recognizing the different impact that various executives have on the achievement of corporate goals. To achieve these objectives Lamaur pays executives on a total compensation approach that includes varying combinations of base salary, annual bonus (dependent on corporate and individual performance), and stock options. After evaluating management's performance, the compensation committee approves compensation and pay levels. Stock option grants to executive officers are approved by the compensation committee.

          Base Salary. Salaries for executive officers are reviewed annually, and are adjusted based upon performance contribution, management recommendation and market conditions.

          Bonus. The compensation committee determines the level of bonus compensation for the entire corporate bonus program based upon corporate and senior management performance, which are judged based on corporate earnings. Bonuses within that pool are then allocated.

          Stock. Lamaur believes that stock options granted to key employees, including executive officers, provide such persons with compensation based on Lamaur's overall performance as reflected by the stock price, create a valuable retention device through three-year vesting schedules and help align employees' and stockholders' interests. Stock options are typically granted at the time of hire, at the time of promotion or at the time of achievement of a significant corporate objective. Individual stock option award levels are determined primarily by a matrix that allocates the available shares based on position within Lamaur, with discretionary adjustments based on subjective performance factors.

     Compensation of Chief Executive Officer.  The compensation of Don G. Hoff
     ---------------------------------------
in 1998 was approved by the compensation committee. The compensation committee determined the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers.

     Cancellation of Options and Stock Grants.  In January 1999, Lamaur issued
     ----------------------------------------
1,369,800 shares of its common stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. Lamaur recorded compensation expense of approximately $168,000 in connection with these stock grants. Lamaur has the right under certain conditions to repurchase unvested shares at the market price at the date of grant. 1,129,800 of the shares were issued pursuant to Lamaur's 1997 Stock Plan. Management and the board of directors believed it was essential to offer such package in order to retain employees and preserve the value of the enterprise while Lamaur evaluated and pursued alternatives.

     Summary.  It is the opinion of the compensation committee that the
     -------
executive compensation policies and programs in effect for Lamaur's executive officers provide an appropriate level of total remuneration that properly aligns Lamaur's performance and interests of Lamaur's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner.

          The following table sets forth information with respect to the repricing of those options held by executive officers of Lamaur at the time of the repricing:

                           TEN-YEAR OPTION REPRICING

                                                                                                        Length of
                                                                                                     Original Option
                                                Number of      Market                                 Term in Years
                                                Securities    price of      Exercise                  Remaining at
                                                Underlying    Stock at      Price at      New            Date of
                                   Date of       Options       Time of      Time of     Exercise      Repricing or
  Name and Principal Position     Repricing      Repriced     Repricing    Repricing      Price         Amendment
-------------------------------  -----------   ------------  -----------  -----------  ----------   ------------------
Dominic J. LaRosa                  11/5/97        132,000        $2.25         $3.03       $2.25           5.2
   President and CEO               11/5/97        100,000        $2.25         $4.25       $2.25           8.8
   of Lamaur Division

William M. Boswell (1)             11/5/97         39,600        $2.25         $4.25       $2.25           8.8
   Vice President, Sales --        11/5/97         20,000        $2.25         $4.25       $2.25           8.8
   Retail Group of Lamaur          8/28/96         39,600        $4.25         $6.06       $4.25           9.13
   Division

Richard T. Loda (2)                8/28/96         25,000        $4.25         $6.06       $4.25           9.54
   Vice President, Science
   and Technology

Michele L. Redmon (1)
   Vice President,                 11/5/97         19,800        $2.25         $4.25       $2.25           8.8
   Marketing -- Retail             11/5/97         20,000        $2.25         $4.25       $2.25           8.8
   Group of Lamaur                 8/28/96         19,800        $4.25         $6.06       $4.25           9.13
   Division


Ronald P. Williams                 11/5/97         19,800        $2.25         $4.25       $2.25           8.8
   Executive Vice                  11/5/97         20,000        $2.25         $4.25       $2.25           8.8
   President -- Lamaur             11/5/97         30,000        $2.25         $4.00       $2.25           9.1
   Division                        8/28/96         19,800        $4.26         $6.06       $4.25           9.13

John D. Hellmann                   11/5/97         16,500        $2.25         $3.03       $2.25           5.2
   Vice President, Chief           11/5/97         20,000        $2.25         $4.25       $2.25           8.8
   Financial Officer

Donald E. Porter                   11/5/97         20,000        $2.25         $4.25       $2.25           8.8
   Vice President,
   Corporate Development

Michael G. Piff                    11/5/97          8,000        $2.25         $4.00       $2.25           9.1
   Vice President, Sales --        11/5/97          1,400        $2.25         $4.25       $2.25           5.25
   Retail Group, Lamaur            11/5/97          5,000        $2.25         $4.25       $2.25           5.25
   Division

Jay T. Olson                       11/5/97          9,900        $2.25         $4.25       $2.25           8.8
   Vice President, Finance         11/5/97         15,000        $2.25         $4.25       $2.25           8.8
   Lamaur Division                 11/5/97         10,000        $2.25         $4.25       $2.25           9.1

John A. Anzur (2)                  11/5/97         50,000        $2.25         $4.25       $2.25           8.8
   Vice President,                 11/5/97         20,000        $2.25         $4.25       $2.25           8.8
   General Counsel

                                                                                                        Length of
                                                                                                     Original Option
                                                Number of      Market                                 Term in Years
                                                Securities    price of      Exercise                  Remaining at
                                                Underlying    Stock at      Price at      New            Date of
                                   Date of       Options       Time of      Time of     Exercise      Repricing or
  Name and Principal Position     Repricing      Repriced     Repricing    Repricing      Price         Amendment
-------------------------------  -----------   ------------  -----------  -----------  ----------   ------------------
John G. Hewson(1)                  8/28/96          13,200       $4.25         $6.06       $4.25           9.17
   Vice President, Business
   Development Planning
   and Administration --
   Lamaur Division

Patrick T. Parenty(1)              8/28/96          13,200       $4.25         $6.06       $4.25           9.17
   Vice President, Sales --
  Lamaur Salon Division

_______________________
(1)       Such executive officer is no longer employed at Lamaur.

(2) Such executive officers are no longer employed at Lamaur and these options expired without being exercised.


                                                     COMPENSATION COMMITTEE
                                                     Harold M. Copperman
                                                     Joseph F. Stiley, III

                            STOCK PERFORMANCE GRAPH

          In accordance with Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on Lamaur's common stock to the cumulative total return on the Nasdaq Stock Market and a selected group of peer issuers over the same period. The peer issuers consist of DEP Corporation, BeautiControl Cosmetics, Inc., DEL Laboratories, Inc., and The Stephan Co.. DEP Corporation was acquired in 1998 and is not included in the data for the year ended December 31, 1998. The graph assumes that the value of the investment in Lamaur's common stock and each index was $100 on May 23, 1996 (the date of Lamaur's initial public offering) and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Lamaur specifically incorporates it by reference into such filing.



                             [GRAPH APPEARS HERE]

                               THE LAMAUR                         PEER
                               CORPORATION       NASDAQ           GROUP
                              -------------   -------------   -------------
         05/1996                 $100.00         $100.00          $100.00

         12/1996                   51.56          103.75          $125.77

         12/1997                   18.75          127.34          $154.41

         12/1998                    0.78          179.01          $126.20

Consulting Fees to Joseph F. Stiley, III and Harold M. Copperman

          During 1998, Messrs. Copperman and Stiley performed consulting services for Lamaur and were paid $25,101 and $9,867, respectively. These fees were in addition to the fees paid to these individuals as directors.

Employment Contracts and Termination of Employment and Change of Control Arrangements

     Hoff Employment Agreement

     In November 1995 the board of directors approved an employment agreement with Don G. Hoff, Lamaur's former Chairman and Chief Executive Officer, originally entered into as of June 1, 1994, and modified as of November 6, 1995, and which took effect immediately following the closing of Lamaur's acquisition of the Personal Care Division of DowBrands on November 16, 1995. The agreement expired on December 31, 1998.

     See "Directors and Executive Officers - Certain Relationships and Related Transactions - Redmon Severance" for a description of severance payments made to Michele Redmon.

     Employee Severance Agreements

     On May 6, 1997, the board of directors and the compensation committee approved employee severance agreements with ten officers of Lamaur.

     The severance agreements are intended to provide certain key employees with certain protection from events that could occur in connection with certain changes of control of Lamaur. In the event of an Involuntary Termination (as defined in the severance agreements) of the employee within 24 months of such Change of Control (as defined in the severance agreements), then as of the date of such Involuntary Termination:

       (i) Lamaur shall pay in cash on the date of the Involuntary Termination one and one-half times the employee's most recent annual full-time base compensation in effect prior to the Change of Control;

       (ii) Lamaur shall provide medical, dental and basic life insurance no less favorable than such insurance that was in effect for the employee and his or her dependents during his or her most recent full time period of employment prior to the Change of Control for a period equal to the shorter of 18 months from the end of the month in which the Involuntary Termination occurs or the date the employee becomes covered under another insurance plan as a result of obtaining new employment;

       (iii) Lamaur shall pay in cash to the employee an amount equal to 25% of the employee's most recent annual full-time base compensation in effect prior to such Change of Control provided that such employee's principal place of residence at any time within 24 months from the Involuntary Termination changes from the employee's principal place of residence immediately prior to the Involuntary Termination and provided further that the payment under this paragraph of the Agreement shall be reduced by the amount of any moving expenses paid by a new employer of employee;

       (iv) at the option of the employee within six months from the Involuntary Termination, the Employee may borrow from Lamaur the principal sum equal to one and one-half times the employee's most recent annual full-time base compensation in effect immediately prior to such Change of Control at the lowest rate of interest permitted by the Internal Revenue Service to avoid the imputation of income.

                                 PROPOSAL NO. 1

                   APPROVAL OF SALE OF MANUFACTURING FACILITY

Description of Transaction
--------------------------


     Lamaur entered into a Purchase and Sale Agreement and Asset Purchase Agreement (together, the "Sale Agreements") with Tiro Industries, Inc. on September 28, 1999, subject to stockholder approval. On the effective date of the sale of assets (the "Closing Date") Lamaur will sell and Tiro will acquire Lamaur's manufacturing facility at 5601 East River Road, Fridley, Minnesota, including real and personal property, for $13,250,000 in cash. After the Closing Date, Lamaur will continue its sales and marketing operations in a portion of the facility at 5601 East River Road as a tenant of Tiro for a term of two years pursuant to a lease agreement entered into simultaneously with the Sale Agreements. Lamaur will retain ownership of personal property necessary for sales and marketing operations. Tiro will manufacture products for Lamaur at a discounted price for three years after the Closing Date pursuant to a Manufacturing Agreement entered into simultaneously with the Sale Agreements. Copies of the Sale Agreements are attached as Appendix A and Appendix B. The
                                              ----------     ----------
information below is a summary of the Sale Agreements and stockholders should review the Appendices for more detailed information.

  Sale Agreements

     Assets and Consideration. Under the Purchase and Sale Agreement Lamaur will sell approximately 27 acres of land in Fridley, Minnesota, and the approximately 475,000 square foot office, manufacturing and warehouse building on that land for $8,450,000. Under the Asset Purchase Agreement Lamaur will sell its fixtures, furniture and equipment associated with aerosol research and development, package engineering, and manufacturing; capital leases; and a royalty free license to use and develop Lamaur's contract manufacturing formulas and aerosol technology all for $4,800,000 in cash plus the assumption of approximately $745,000 in debt related to the capital leases. Under the Asset Purchase Agreement, Tiro will pay Lamaur a limited monthly license fee of $7,000 for twenty-four months for a royalty-free license to use Lamaur's contract manufacturing formulas and aerosol technology. This license shall become perpetual and irrevocable upon the final license payment.

     Excluded Assets. The Sale Agreements specifically exclude personal property which Lamaur will retain for its continuing sales and marketing operations, including computer equipment; office furniture, equipment and artwork; display materials; molds, tools and dies; and raw material, work in process, and finished goods inventories. Lamaur will also retain ownership of its books, intangible property and accounts receivable.

     Closing Date and Contingencies. The Closing Date is to be five days after the "Approval Date," which the Purchase and Sale Agreement defines as the later of the dates on which the following three conditions are satisfied:

     . Tiro must approve environmental assessments of the real property or a plan to remediate any unacceptable environmental conditions disclosed by the environmental assessments;

     .  the stockholders of Lamaur must approve the sale of assets; and

     . Tiro must obtain all governmental permits and approvals required to operate the manufacturing facility.

If these conditions are not satisfied on or before November 30, 1999, Tiro may terminate the Sale Agreements, provided the date for satisfaction of the conditions will be extended to February 21, 2000, if Tiro requires additional time to obtain the governmental permits and approvals. The Closing Date is to be the same for both Sale Agreements and the closing under each Sale Agreement is contingent upon closing under the other.

     Environmental Contingency. The Purchase and Sale Agreement provides Tiro the right to perform Phase I and Phase II Environmental Assessments of the real property. If the Environmental Assessments do not disclose any contamination on the property, the parties will proceed to close the sale pursuant to the Sale Agreements. If the Environmental Assessments disclose contamination on the real property in excess of Minnesota Pollution Control Agency ("MPCA") standards, Lamaur will enroll the property in the MPCA Voluntary Investigation and Cleanup program and undertake remediation of the property to the extent required to obtain assurances from the MPCA that Tiro will not become liable for any such contamination, subject to the following conditions:

     . If the remediation cannot be completed before the Closing Date, Lamaur will provide for completion of the remediation by depositing 110% of the estimated cost of remediation in an escrow account on the Closing Date.

     . If 110% of the estimated cost of remediation exceeds $1,000,000, Lamaur will have the option to (a) terminate the Sale Agreements, in which case Lamaur will return the $250,000 earnest money Tiro has paid to date and neither party will have any further obligation to the other, or (b) deposit 110% of the estimated cost of remediation and proceed with the closing.

If Lamaur is required to undertake remediation of environmental conditions, Lamaur is also required to enforce its indemnity from DowBrands under the November 15, 1995 Asset Purchase Agreement between DowBrands and Electronic Hair Styling, Inc., Lamaur's predecessor in interest, pursuant to which Lamaur acquired the real property. In that agreement, DowBrands agreed to indemnify Lamaur against any liability arising from environmental conditions existing as of the date Lamaur acquired the real property from DowBrands as follows:

     . If the liability arises from a misrepresentation by DowBrands of environmental conditions, DowBrands will indemnify Lamaur against liability in excess of $150,000.

     . If the liability arises from the environmental condition of the property but DowBrands did not misrepresent the environmental condition of the property, DowBrands will indemnify Lamaur against liability in excess of $1,000,000.

     Employees. The Sale Agreements assign responsibility for compliance with the Workers Adjustment and Retraining Notification Act ("WARN Act"), which requires 60 days notice of a plant closing or mass layoff. Lamaur provided its employees with the WARN Act notice on September 30, 1999. On that same date, Tiro extended offers of employment to the Lamaur employees it wants to hire and Lamaur made offers of continued employment to those employees Lamaur wants to retain. If the Closing Date occurs before the 60 day notice period expires, Lamaur will retain all current employees, provided Tiro will assume responsibility for payment of wages and benefits for all employees except those Lamaur will retain after the 60 day notice period expires.

     No Solicitation. Under the Sale Agreements Lamaur agreed that it will not, nor will it authorize or permit any of its officers, directors, employees or investment bankers, attorneys or other agents, or any of its subsidiaries to directly or indirectly, initiate or encourage any inquiries or the making of any proposals that constitute or could be expected to result in a proposal to acquire any of the assets that are the subject of the Sale Agreements or 20% or more of the outstanding capital stock of Lamaur, other than in a transaction in which the proposed acquiror intends to honor and perform the Sale Agreements. The board of directors of Lamaur may, however, take and disclose to its stockholders a position with respect to any unsolicited acquisition proposal if, in the judgment of the board of directors after receiving advice from outside counsel experienced in such matters, taking or disclosing such position is required by applicable law. If the board of directors receives an unsolicited offer that is superior to the terms of the Sale Agreements, the board of directors may recommend acceptance of that superior offer, in which event Tiro and Lamaur will each have the right to terminate the Sale Agreements. Upon any such termination Lamaur will be required to pay Tiro $500,000 as Tiro's sole remedy upon termination.

     Limitation of Liability. If Tiro defaults in its obligation to purchase under the Sale Agreements, Lamaur's sole remedy will be to retain $250,000 in earnest money paid by Tiro on or before execution of the Sale Agreements and receive an additional payment of $200,000 from Tiro.

  Manufacturing Agreement

     Lamaur and Tiro have entered into a Manufacturing Agreement in connection with the Sale Agreements under which Tiro will be the exclusive manufacturer of aerosol and non-aerosol hair-care and skin-care products for Lamaur for a period of three years. During this period, Tiro will provide manufacturing services at a discounted rate, which discounts will total up to $500,000 per year for each of the three years. During the three-year term of the Manufacturing Agreement, Tiro will also produce any new product developed by Lamaur or by Lamaur and Tiro together, at fair-market prices.

  Lease Agreement

     Lamaur will retain possession of a portion of the building at 5601 East River Road, Fridley, Minnesota, pursuant to a Lease Agreement that will commence on the Closing Date. The term of the lease is two years, during which time Lamaur will pay rent in the annual gross amount of $81,480, payable in equal monthly installments of $6,790. During the two-year lease term, Tiro will be responsible for maintenance and repair of the premises occupied by Lamaur except to the extent Lamaur damages the premises. Under the Lease Agreement, Lamaur agrees to indemnify Tiro against any liability attributable to the use of the premises by Lamaur. Lamaur is required to and will maintain property insurance and liability insurance to protect Lamaur's interest in the property and cover Lamaur's indemnification obligations.

Requirements Regarding Approval By Stockholders
-----------------------------------------------

     Lamaur believes that the sale of its manufacturing facility potentially may be a sale of "substantially all assets" under Section 271 of the Delaware Corporation Law. Such transactions require the approval of a majority of Lamaur's stockholders and, under Lamaur's certificate of incorporation, approval of a majority of the preferred stock. However, under Delaware law, whether the sale constitutes a sale of substantially all assets depends upon certain facts and circumstances. Generally, a sale of substantially all assets does not occur unless (i) the value of the assets sold, or the contribution of such assets to profits and revenues is greater than 50% of the value of all assets, profits or revenues of a corporation, or (ii) the sale would change the nature of a corporation's business in a fundamental manner. The determination of whether a sale of substantially all assets has occurred is dependent upon the facts and circumstances at the time of the sale. Currently, Lamaur believes that the manufacturing facility does not constitute more than 50% of its assets or contribute more than 50% of profits or revenues. Further, Lamaur believes that its primary business is developing, marketing and selling consumer products, and that the sale will not alter this business. It has become common amongst the entities with whom Lamaur competes to subcontract the manufacturing of products as a means of lowering costs and/or capital requirements. For the foregoing reasons, the sale of the manufacturing facility may not constitute a sale of substantially all assets. However, for avoidance of doubt and in order to expedite the sale, the board of directors believes that it is in the interest of Lamaur's constituencies to obtain stockholder approval. If for any reason stockholder approval is not obtained, the board of directors will reconsider this matter and may proceed with the sale if it obtains an opinion from legal counsel that, based upon the facts and circumstances at the time, such sale does not constitute a sale of substantially all assets. The board of directors intends to maintain flexibility to conclude the sale if possible, as it believes it is vital to the interests of Lamaur, its creditors and stockholders.

     The holders of Lamaur's preferred stock have the right under Lamaur's certificate of incorporation to elect to treat any sale of substantially all assets as a liquidation. Assuming that the sale of the manufacturing facility is a sale of substantially all assets, Lamaur will seek the commitment of the preferred stockholders not to exercise this right. Further, it is unclear what the exercise of this right would mean in the context of the sale, as it is essential that Lamaur use the proceeds to pay creditors and finance operations, and no money is likely to be available for distribution to the preferred stockholders. Nevertheless, Lamaur is seeking a waiver from the preferred stockholders to clarify this matter.

Background of the Transaction
-----------------------------

     During 1997, Lamaur began to experience financial difficulty including declining sales and a substantial loss for the full year. In 1998, Lamaur reported an operating loss of $3.3 million for the year. To generate cash to pay creditors and to fund working capital, in July 1998 Lamaur sold certain assets to Zotos International, Inc. for net proceeds of $10.0 million. In May 1999, Lamaur negotiated a $20 million asset-based lending arrangement with Congress Financial Corporation. Approximately $13.8 million of the proceeds from the Congress loans were used to pay off the outstanding loans with the Company's former lender, Norwest Business Credit. Lamaur has continued to experience declining sales and for the six months ended June 30, 1999, net sales were $29.8 million, and Lamaur reported a net loss of $2.2 million.

     As of August 31, 1999, Lamaur had $742,000 in cash and a total of approximately $1.3 million available under its credit facility with Congress. In addition Lamaur had accounts receivable of approximately$7.9 million. At that date, Lamaur had borrowings from Congress of approximately $13.0 million and owed trade and other creditors a total of approximately $12.5 million. Revenues for July and August 1999 were approximately $6.5 million.

     Lamaur must generate cash to pay trade creditors. Further, to sustain operations and potentially return to profitability, Lamaur must reorganize its operations to reduce expenses. By selling the manufacturing facility, Lamaur will be able to transfer all its manufacturing employees and related expenses to the acquiror, while still having access to production through a contract with the acquiror.

     Lamaur has been seeking a purchaser for its manufacturing facility for over a year. Following lengthy discussions, on April 30, 1999 Lamaur entered into a letter agreement with Tiro summarizing the terms of a possible sale of the manufacturing facility and agreeing not to enter into discussions to sell the facility to others for a specified period. From April to September 1999 Tiro conducted due diligence and negotiations of various issues contained in the letter agreement. In August 1999 Tiro's counsel prepared and delivered draft agreements and the parties continued negotiations. On September 28, 1999 the parties concluded negotiations and executed the definitive agreements.


     Lamaur's board of directors and legal advisors negotiated a termination right in the event that a "Superior Offer" is received by Lamaur. The board of directors believes this will provide other potential acquirors the opportunity to make alternative offers. However, the board believes that such offers are highly unlikely and that the sale of the manufacturing facility to Tiro is in the best interests of Lamaur's creditors and stockholders.


     While the board of directors believes that the sale of the manufacturing facility to Tiro is in the best interest of Lamaur's creditors and stockholders, Lamaur may not be able to continue operations following the transaction. Lamaur will also need to stabilize and improve sales and satisfy its other creditors.


     In evaluating the transaction with Tiro, stockholders should take into consideration the fact that Lamaur's board of directors did not obtain from an outside source either an appraisal of the value of the manufacturing facility or an opinion as to the fairness of the transaction to Lamaur and its stockholders. Lamaur did, however make extensive efforts to obtain third-party proposals to purchase the manufacturing facility prior to entering into the April 30, 1999 letter agreement with Tiro.


     The board of directors' recommendation of the sale of the manufacturing facility to Tiro is based on the board's conclusion that the transaction is superior to any other alternative available to Lamaur because it satisfies Lamaur's immediate need for cash.

Reasons for the Transaction
---------------------------

     Without the sale of the manufacturing facility, Lamaur will not be able to generate enough cash to continue existing operations, assuming Lamaur proceeds with its plan for the operation of the retail brands. The board believes that the sale will be in the best interest of creditors and stockholders as it will provide a means to satisfy creditor obligations and an opportunity to finance ongoing operations assuming Lamaur is able to generate sufficient capital to pursue such operations.


     Lamaur is not in compliance with the net worth covenant in its agreement with Congress, its principal lender and therefore, all of Lamaur's obligations to Congress could be declared immediately due and payable. Lamaur is currently in negotiations with Congress for a waiver of the covenant. Further, it is possible that one or more of Lamaur's creditors whose accounts are beyond the 60 day terms negotiated between Lamaur and such creditors, could seek to force Lamaur into bankruptcy. Without the sale of the manufacturing facility, Lamaur would have little or no ability to negotiate with Congress and its other creditors. Further, the sale of the manufacturing facility and the continuing of retail operations will position Lamaur to be able to obtain the highest value for its inventory and accounts receivable. Finally, the board has considered the possibility of operating the manufacturing facility as a contract manufacturer but does not believe, at present, that Lamaur is in a position to successfully undertake such operations. For all of the above reasons, the board recommends approval of the sale of the manufacturing facility.

Federal Income Tax Consequences
-------------------------------

     The following discussion is a description of certain material U.S. federal income tax consequences of the sale of the manufacturing facility. This discussion does not address all federal tax consequences that may result from the sale, but is a general and abbreviated summary, based on interpretations of existing sources of law. In addition, this discussion does not address any state, local, or foreign tax consequences, or any federal tax consequences other than those relating to the income tax. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Lamaur has not obtained an opinion of tax counsel regarding the tax consequences of the sale. Lamaur is not requesting a ruling from the Internal Revenue Service regarding the tax consequences of the sale, and there is no assurance that the IRS will not adopt positions contrary to the consequences discussed below.

     The sale of the manufacturing facility should be treated for U.S. federal income tax purposes as a taxable sale by Lamaur to Tiro in exchange for the actual purchase price, including the sum of cash, any property received, and the value of any liabilities assumed by the purchaser. As a result, Lamaur would recognize gain (or loss) on the assets sold measured by the difference between Lamaur's tax basis in each asset and the portion of the sale proceeds allocable to that asset. In general, the sale proceeds should be allocable among the assets in proportion to the fair market value of the assets.

     Lamaur may utilize capital losses only to the extent of capital gains. To the extent that the assets constitute capital assets, Lamaur would generally recognize capital gain (or loss) on the sale, subject to the depreciation recapture rules of Section 1245 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 1245 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable tangible personal property) may be treated as ordinary income. To the extent that the assets are subject to Section 1231 of the Code (generally depreciable property, other than inventory, held for more than one year and used in Lamaur's business) other than capital assets, special rules may apply. If Lamaur's Section 1231 gains for the taxable year exceed Lamaur's Section 1231 losses for the year, such gain and losses are treated as long-term capital gains and long-term capital losses (subject to depreciation recapture and a special rule that treats Lamaur's net Section 1231 gain for the year as ordinary income to the extent of Lamaur's unrecaptured net Section 1231 losses for the five preceding taxable years). If Lamaur's Section 1231 gains do not exceed its
Section 1231 losses for the year, such gains and losses are treated as ordinary income and losses. Lamaur would recognize ordinary income (or loss), subject to the provisions of Section 1231 of the Code. Section 1231 of the Code, in certain circumstances and subject to a number of restrictions, treats as capital gain certain gain that otherwise would be taxed as ordinary income. Lamaur may offset gain recognized on the sale of the assets by other losses, including net operating loss carryforwards that Lamaur currently has available. Lamaur anticipates that it currently has sufficient net operating loss carryforwards to offset any gains, capital or ordinary, that it would realize on the sale of the Assets.

     Because the sale does not involve an exchange of, or change in the terms of, the outstanding shares of Lamaur's common stock, and because the sale will not result in a liquidation of Lamaur, the sale should have no federal income consequences for Lamaur's stockholders. However, stockholders having specific questions regarding the tax consequences impact of the sale should consult their own tax advisors.

Accounting Treatment
--------------------

     The sale will be accounted for as a sale transaction and Lamaur will recognize as income or loss the difference between the book value of the assets sold and the purchase price.

Risk Factors

     In considering the proposal to approve the sale of the manufacturing facility, stockholders should consider the following, in addition to the other information in this Proxy Statement:


     The proceeds from the sale of the manufacturing facility may be insufficient to meet Lamaur's financial needs. We believe the reduction of expenses from transferring manufacturing to a third party and the generation of cash from the sale of the manufacturing facility present an opportunity for us to bring liabilities in line with ongoing operations. However, we may not be able to sustain operations following the sale. In particular, we are currently in violation of the net worth covenant in our credit facility with Congress, and Congress therefore may demand all of the cash proceeds from the sale. We are currently in negotiations with Congress for a waiver of the covenant, but if we are not able to get a waiver, it would be impossible to continue operations. Even if we obtain a waiver from Congress, our ability to continue operations will depend on the results of future operations, particularly the next two quarters, the status of Lamaur's compliance with covenants in the future, and the liabilities of Lamaur at the time of the sale. Even if the sale is completed Lamaur may not be able to generate sufficient cash to continue operations. However, management believes that the sale will permit Lamaur to continue its operations.

     The sale will not produce proceeds sufficient to allow a distribution to stockholders. Proceeds from the sale will be used exclusively to pay obligations to Congress and to other creditors and for working capital. The proceeds from the sale may not be sufficient to permit Lamaur to manage or satisfy its existing obligations. Lamaur may not be able to either operate the remaining assets or dispose of them in a manner which will lead to a distribution to the common stockholders or to improved financial performance.


     The sale may not enable Lamaur to continue operations. The sale may generate some cash to facilitate Lamaur's ability to finalize and carry out a reorganization around its retail brands. However, Lamaur may determine not to proceed with such a plan, may not have sufficient working capital to proceed with such a plan, or if implemented, such plan may not be successful or result in profitable operations. The success of such a plan will be dependent, among other things, on the continued market acceptance of Lamaur's retail products, reduced operational expenses, sustained or increased sales and the availability of advertising and marketing resources.


     The sale may be a triggering event for severance payments. As disclosed under the caption "Compensation of Directors and Executive Officers - Employment Contracts and Termination of Employment and Change of Control Arrangements - Employee Severance Arrangements," certain employees and officers of Lamaur are entitled to severance benefits under severance agreements if they are terminated within 24 months of specified "change of control" events. Such events include stockholder approval of a sale of substantially all assets. Lamaur believes that such severance agreements were not intended to cover transactions such as the sale and intends to preserve its rights to review and dispute the applicability of such provisions of the severance agreements to the sale, if appropriate. However, if such provisions of the severance agreements were applicable and assuming all of such persons were subsequently terminated, the aggregate payment for severance is estimated at approximately $1.3 million. Additional benefits are also payable. Terminated employees, if any, who are parties to the severance agreements may assert claims for such amounts or Lamaur may determine that it is obligated to pay such amounts.


Vote Required

     The affirmative vote of a majority of all outstanding common and preferred shares voting together as a single class is required for approval of this proposal. The consent or waiver of rights of the holders of a majority of the preferred shares is also required.


                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
              APPROVAL OF THE SALE OF THE MANUFACTURING FACILITY.

                                PROPOSAL NO. 2
                          AMENDMENT TO 1997 STOCK PLAN

     At the Annual Meeting, the stockholders are being asked to approve an amendment to Lamaur's 1997 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

     Management believes that the availability of additional options to purchase common stock is necessary to enable Lamaur to continue to provide its employees with equity ownership as an incentive to contribute to Lamaur's success. The proposed increase in the share reserve under the Stock Plan is necessitated by Lamaur's anticipated future growth and need to provide additional long-term performance incentives to current employees.


      As of August 31, 1999, 168,625 shares remained available for future option grants under the Stock Plan, a number that the board of directors has determined to be insufficient to meet Lamaur's anticipated needs. In order to provide an adequate reserve of shares to permit Lamaur to continue to provide long-term equity incentives both in the near-term and on an ongoing basis, the board of directors has amended the Stock Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Stock Plan by 1,000,000 share.

     The board of directors believes that Lamaur's stock option program is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of Lamaur and in aligning their long-term interests with those of the stockholders. Because competition for highly qualified individuals in Lamaur's industry is intense, management believes that to successfully attract the best candidates, Lamaur must offer a competitive stock option program as an essential component of its compensation packages.
The board of directors further believes that stock options serve an important role in motivating their holders to contribute to Lamaur's continued growth and profitability. The proposed amendment is intended to ensure that the Stock Plan will continue to have available a reasonable number of shares to meet these needs for the remainder of its term.

Summary of the 1997 Stock Plan

     General. The purpose of the Stock Plan is to attract and retain the best available personnel for positions of responsibility with Lamaur, to provide additional incentive to the employees, directors and consultants of Lamaur and to promote the success of Lamaur's business. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. In addition, shares of Lamaur's common stock may be granted under the Stock Plan.

     Administration. The Stock Plan may generally be administered by the board of directors or a committee appointed by the board of directors (the "Administrator"). Subject to the other provisions of the Stock Plan, the board of directors has the authority to (i) interpret the Stock Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the Stock Plan; (iii) select the persons to whom options are to be granted; (iv) determine the number of shares to be made subject to each option; (v) reduce the exercise price of any option to the then current fair market value; (vi) prescribe the terms and conditions of each option (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory stock option and the provisions of the stock option agreement to be entered into between Lamaur and the grantee); (vii) amend any outstanding option subject to applicable legal and Stock Plan restrictions; (viii) authorize any person to execute, on behalf of Lamaur, any instrument required to effect the grant of an option; (ix) allow optionees to satisfy their tax withholding obligation with shares from the option exercise; and (x) take any other actions deemed necessary or advisable for the administration of the Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options and on all persons deriving their rights therefrom.

     Eligibility; Limitations. Nonstatutory stock options and shares of Lamaur's common stock may be granted under the Stock Plan to employees, consultants and directors of Lamaur and any parent or subsidiary of Lamaur. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of Lamaur is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the common stock on the date of grant and the term of the option is no longer than five years.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Lamaur. In order to preserve Lamaur's ability to deduct the compensation income associated with options granted to such persons, the Stock Plan provides that no employee may be granted, in any fiscal year of Lamaur, options to purchase more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options to purchase up to an additional 500,000 shares of common stock.

     Terms and Conditions of Options. Each option granted under the Stock Plan is evidenced by a written stock option agreement between Lamaur and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the last reported trade price for the common stock on the day the option is granted. The exercise price of a nonstatutory stock option may be determined by the Administrator; provided, however, the exercise price of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the common stock on the date of grant.

     (b) Exercise of Option. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option.

     (c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Stock Plan permits payment to be made by cash, check, promissory note, other shares of common stock of Lamaur (with some restrictions), cashless exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

     (d) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

     (e) Termination of Employment. If an optionee's employment, consulting or director relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Stock Plan expire on the earlier of (i) the date set forth in his or her notice of grant which generally will be three months from termination of the relationship or (ii) the expiration date of such option which generally will be ten years from the date of grant. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

     (f) Permanent Disability; Death. If an optionee's employment, consulting or director relationship terminates as a result of permanent and total disability (as defined in the Code) or death, then all options held by such optionee under the Stock Plan will expire on the earlier of (i) twelve months from the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee or, if applicable, the executor or other legal representative of the optionee's estate may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

     (g) Nontransferability of Options. Options granted under the Stock Plan generally are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee. However, the Administrator may, in its discretion, provide for the transfer of options to any member of the optionee's immediate family or to certain trusts and partnerships. Following such transfer, any such options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

     (h) Value Limitation. If the aggregate fair market value of all shares of common stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonstatutory stock options.

     (i) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator.

     Other common stock Programs. The Administrator may adopt one or more incentive compensation arrangements for employees, consultants and directors. Such arrangements will allow employees, consultants and directors to acquire shares of common stock, whether by purchase, outright grant or otherwise. Any such arrangements will be subject to the general provisions of the Stock Plan.

     Adjustments Upon Changes in Capitalization. In the event that the stock of Lamaur changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Lamaur effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price of any such outstanding option.

     In the event of a liquidation or dissolution, any unexercised options will terminate. The Administrator may, in its discretion, provide that each optionee will have the right to exercise all of the optionee's options, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

     In connection with any change of control of Lamaur, the optionee will have the right to exercise the option as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator will notify the optionee that the option is fully exercisable within fifteen days of the change of control. For purposes of the Stock Plan, a change of control of Lamaur means the occurrence of any of the following events: (i) any person is or becomes the owner directly or indirectly of securities representing 25% or more of the total voting power (other than a person who owns 25% of such total voting power as of February 25, 1997 or other than any person who acquires 25% or more of such total voting power with the approval of the board of directors), or (ii) a change in the composition of the board of directors as a result of which fewer than a majority of the directors are incumbent directors.

     In connection with any merger, or acquisition of assets involving Lamaur, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the Administrator shall notify the optionee that the option is fully vested and exercisable for fifteen days from the date of such notice and that the option terminates upon expiration of such period.

     Amendment and Termination of the Stock Plan. The board of directors may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, Lamaur will obtain stockholder approval for any amendment to the Stock Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the board of directors or stockholders may alter or impair any option previously granted under the Stock Plan without the written consent of the optionee. Unless terminated earlier, the Stock Plan will terminate ten years from the date of its approval by the board of directors.

Federal Income Tax Consequences

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of Lamaur. Lamaur is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Lamaur is subject to tax withholding by Lamaur. Lamaur is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary of the effect of federal income taxation upon optionees and Lamaur with respect to the grant and exercise of options under the Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Option Granted to Certain Persons

     In April 1998, Mr. Copperman and Mr. Dean each received an option to purchase 20,000 shares of Lamaur common stock, and Mr. Stiley and Mr. Eppner each received an option to purchase 5,000 shares of Lamaur common stock. All of these options had an exercise price of $2.56.

Vote Required

     The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of common stock of Lamaur is present and voting, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
              THE APPROVAL OF THE AMENDMENT TO THE 1997 STOCK PLAN

                                 PROPOSAL NO. 3
                             ELECTION OF DIRECTORS

Nominees

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for Lamaur's nominees named below. In the event that any nominee of Lamaur is unable or declines to serve as a director at the time of the Annual Meeting of the Stockholders, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of the Stockholders or until a successor has been elected and qualified or until resignation or removal.

     The nominees are set forth below:

Name                       Age                   Position(s)             Director Since
Harold M. Copperman        65                    Director                1995

Perry D. Hoff              40                    Director                1993

Joseph F. Stiley, III      60                    Director                1994

     Please see "Directors and Executive Officers " Directors" above for information concerning the nominees. If elected, the nominees will serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Lamaur knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Lamaur may designate.

     If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

     The three directors nominated for election voted in favor of the proposal to nominate such directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 4
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     The Board has nominated Deloitte & Touche LLP as independent public auditors to audit the consolidated financial statements of Lamaur for the year ending December 31, 1999. Deloitte & Touche LLP has acted in such capacity since its appointment in 1995. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required

     The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of common stock of Lamaur is present and voting, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF
   DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR THE
                     FISCAL YEAR ENDING DECEMBER 31, 1999.

    INTERIM FINANCIAL INFORMATION; UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Appendix 1 to this Proxy Statement which is a part of this Proxy Statement
     ----------
contains Lamaur's Financial Statements and Management's Discussion and Analysis for the period ended June 30, 1999. Appendix 2 to this Proxy Statement which is
                                     ----------
a part of this Proxy Statement contains an unaudited pro forma balance sheet and certain unaudited pro forma statements of operations.

          ANNUAL REPORT TO STOCKHOLDERS AND INCORPORATION BY REFERENCE

     Accompanying this Proxy Statement is a copy of Lamaur's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Form 10-K"). The following information contained in the Annual Report is incorporated by reference into this Proxy Statement: (i) the section captioned "Business," (ii) the section captioned "Properties," (iii) the section captioned "Legal Proceedings," (iv) the section captioned "Selected Financial Data," (v) the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," (vi) the section captioned "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and (vii) the section captioned "Financial Statements and Supplementary Data." No other information contained in the Annual Report is or is deemed incorporated by reference in this Proxy Statement. Any statement contained in the Annual Report shall be deemed to be modified or superseded to the extent that it is modified or superseded by information contained in this Proxy Statement.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, Lamaur's proxy for its Annual Meeting of Stockholders in the year 2000 may confer discretionary authority to vote on any proposal submitted by a stockholder if written notice of such proposal was not received at Lamaur's executive office on or before July 15, 2000.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 1999 Annual Meeting of Stockholders of The Lamaur Corporation other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors

                                      /s/ John D. Hellmann
                                   ------------------------
                                   John D. Hellmann
                                   Secretary

October 27, 1999

                                  Appendix 1
                                  ----------

                                                                            Page

Part I - Financial Information

     Item 1.  Condensed Financial Statements (Unaudited)

            Balance Sheets as of June 30, 1999 and December 31, 1998         2

            Statements of Operations for the Three and Six Months Ended
                    June 30, 1999 and 1998                                   3

            Statements of Cash Flows for the Six Months Ended
                    June 30, 1999 and 1998                                   4

            Notes to Condensed Financial Statements for the Three
                    and Six Months Ended June 30, 1999 and 1998              5

     Item 2.  Management's Discussion and Analysis of Financial
              Condition and Results of Operations for the Three and
              Six Months Ended June 30, 1999 and 1998                        8

                         PART I. FINANCIAL INFORMATION

Item 1.   CONDENSED FINANCIAL STATEMENTS

                            THE LAMAUR CORPORATION
                           CONDENSED BALANCE SHEETS
                (In thousands, except share and per share data)
                                  (Unaudited)

                                                                                             June 30,         December 31,
                                                                                               1999               1998
                                                                                          --------------      ------------
ASSETS

Current Assets:
     Cash and cash equivalents                                                            $          691      $        568
     Accounts receivable, net                                                                     10,503            10,244
     Inventories                                                                                   8,004             7,969
     Prepaid expenses and other current assets                                                       442               511
                                                                                          --------------      ------------
          Total current assets                                                                    19,640            19,292

Property, Plant and Equipment, Net                                                                16,582            17,392

Other Assets                                                                                         372                28
                                                                                          --------------      ------------
     Total Assets                                                                         $       36,594      $     36,712
                                                                                          ==============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                                                     $        9,154      $     10,056
     Accrued expenses                                                                              1,973             2,623
     Accrued salaries, wages and employee-related expenses                                         1,405             1,147
     Current portion of long-term debt                                                             1,507             3,350
                                                                                          --------------      ------------
          Total current liabilities                                                               14,039            17,176

Long-Term Debt                                                                                    13,488             8,290

Stockholders' Equity
     Preferred stock, $.01 par value, 4,000,000 shares authorized:
          Series A Preferred stock, $.01 par value, 1,000,000 shares issued and outstanding at June 30, 1999 and December 31, 1998.
            ($10.0 million liquidation preference)                                                 8,500             8,500
          Series B Preferred stock, $.01 par value, 763,500 shares issued and outstanding at June 30, 1999 and December 31, 1998.
            ($5.0 million liquidation preference)                                                  5,000             5,000
     Common stock, $.01 par value, 12,000,000 shares authorized,
          7,332,571 and 5,939,761 shares issued and outstanding at
          June 30, 1999 and December 31, 1998, respectively.                                          73                59
     Additional paid-in-capital                                                                   20,313            20,356
     Stock subscriptions receivable                                                                  (50)              (50)
     Accumulated deficit                                                                         (24,769)          (22,619)
                                                                                          --------------      ------------
          Total Stockholders' Equity                                                               9,067            11,246
                                                                                          --------------      ------------
     Total Liabilities and Stockholders' Equity                                           $       36,594      $     36,712
                                                                                          ==============      ============

                      See notes to financial statements.

                            THE LAMAUR CORPORATION
                      CONDENSED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                               Three Months Ended           Six Months Ended
                                                                     June 30,                   June 30,
                                                            -----------------------------------------------------
                                                              1999           1998          1999            1998
                                                            --------       ---------    ---------      ----------
Net Sales                                                   $ 16,751       $  19,645    $  29,798      $   42,477

Cost of Goods Sold                                            12,176          11,426       20,950          24,467
                                                            --------       ---------    ---------      ----------

Gross Margin                                                   4,575           8,219        8,848          18,010

Selling, General and Administrative Expenses                   5,127           9,330       10,406          17,745
                                                            --------       ---------    ---------      ----------

Operating (Loss) Income                                         (552)         (1,111)      (1,558)            265

Interest Expense                                                (389)           (590)        (710)         (1,403)

Other Income (Expense)                                            71              (9)         118              44
                                                            --------       ---------    ---------      ----------

Net Loss                                                        (870)         (1,710)      (2,150)         (1,094)

Dividends on Series B Preferred Stock                           (100)           (100)        (200)           (200)
                                                            --------       ---------    ---------      ----------

Net Loss Available to Common Shareholders                   $   (970)      $  (1,810)   $  (2,350)     $   (1,294)
                                                            ========       =========    =========      ==========

Basic Loss per Common Share                                 $  (0.13)      $   (0.31)   $   (0.34)     $    (0.22)
                                                            ========       =========    =========      ==========

Weighted Average Common Shares Outstanding - Basic             7,311           5,863        7,000           5,814
                                                            ========       =========    =========      ==========

Diluted Loss per Common Share                               $  (0.13)      $   (0.31)   $   (0.34)     $    (0.22)
                                                            ========       =========    =========      ==========

Weighted Average Common Shares Outstanding - Diluted           7,311           5,863        7,000           5,814
                                                            ========       =========    =========      ==========

                      See notes to financial statements.

                            THE LAMAUR CORPORATION
                      CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                  (Unaudited)

                                                                                        Six Months Ended
                                                                                            June 30,
                                                                                ---------------------------------
                                                                                    1999                 1998
                                                                                ------------        -------------
Cash Flows From Operating Activities:
Net loss                                                                        $     (2,150)       $      (1,094)
     Adjustments to reconcile net loss to net cash
     (used in) provided by operating activities:
          (Gain) loss on disposal of assets                                              (45)                   3
          Non-cash compensation expense                                                  168                    -
          Depreciation and amortization                                                1,037                1,014
          Effect of changes in:
               Receivables                                                              (259)               3,824
               Inventories                                                               (35)               2,151
               Prepaid expenses and other assets                                          69                   52
               Payables                                                               (1,102)              (1,916)
               Accrued expenses                                                         (185)              (1,930)
                                                                                ------------        -------------

          Net cash (used in) provided by operating activities                         (2,502)               2,104

Cash Flows From Investing Activities:
     Additions to property, plant and equipment                                         (195)                (344)
     Proceeds from sale of assets                                                         48                    -
                                                                                ------------        -------------

          Net cash used in investing activities                                         (147)                (344)

Cash Flows From Financing Activities:
     Borrowings (repayments) under revolving credit agreement, net                     3,174               (7,255)
     Repayments of long-term debt                                                       (260)                (763)
     Payment of loan fees                                                               (145)                   -
     Proceeds from sales of common stock, net                                              3                   25
                                                                                ------------        -------------

          Net cash provided by (used in) financing activities                          2,772               (7,993)
                                                                                ------------        -------------

Net Increase (Decrease) in Cash and Cash Equivalents                                     123               (6,233)
Cash and Cash Equivalents at Beginning of Period                                         568                6,465
                                                                                ------------        -------------

Cash and Cash Equivalents at End of Period                                      $        691        $         232
                                                                                ============        =============

                      See notes to financial statements.

                            THE LAMAUR CORPORATION
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)
--------------------------------------------------------------------------------

1.   ORGANIZATION AND OPERATIONS

     The Lamaur Corporation ("the Company") develops, formulates, manufactures, and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, and other styling aids, for the consumer market and, until July 1998, the professional hair care market. In addition, the Company develops, formulates, and manufactures hair care, personal care, and household products for third parties. In July 1998, the Company sold its professional salon brands and related inventory to Zotos International, Inc., a subsidiary of Shiseido Co., Ltd., Tokyo, Japan ("Zotos") for net proceeds of $10.0 million. Proceeds were used primarily to pay down borrowings under the credit agreement with Norwest Business Credit and to pay down extended accounts payable.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The accompanying condensed financial statements are unaudited and include all adjustments, consisting of only normal recurring accruals, that management considers necessary to fairly present the results for such periods. These financial statements should be read in conjunction with the financial statements and notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Results for interim periods are not necessarily indicative of results for the full year.

     Earnings Per Share - Basic EPS is calculated using income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares, which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. In loss years, diluted EPS equals basic EPS.

     Comprehensive Income - Comprehensive income equals net income.

     Reclassifications - Certain prior year amounts have been reclassified in the accompanying financial statements in order to conform with the 1999 presentation.

     Inventories are stated at the lower of weighted average cost or market and include the following:

                                   June 30,            December 31,
                                     1999                   1998
                                  -----------          ------------
                                          (In thousands)

      Finished goods              $     5,354          $      4,542

      Work in process                     286                   164

      Raw materials                     2,364                 3,263
                                  -----------          ------------
        Total                     $     8,004          $      7,969
                                  ===========          ============

                            THE LAMAUR CORPORATION
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

     FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (continued)
                                  (Unaudited)
--------------------------------------------------------------------------------

3.   STOCK OPTION PLANS

     In January 1999, the Company issued 1,369,800 shares of its Common Stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. The Company recorded compensation expense of approximately $168,000 in connection with these stock grants. The Company has the right under certain conditions to repurchase unvested shares at the market price on the date of grant. 1,129,800 of the shares were issued pursuant to the Company's 1997 Stock Plan.

                            THE LAMAUR CORPORATION
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

     FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (continued)
                                  (Unaudited)
--------------------------------------------------------------------------------

4.   DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     The Company's operating segments include the Retail Group, Salon Group, and the Custom Manufacturing Group. As the Retail and Salon Groups have similar economic characteristics, they have been aggregated into one reportable segment called the Retail and Salon Group. The Company evaluates performance based on contribution before fixed expenses. The accounting policies of the segments are the same as those of the Company.

     The Company does not allocate fixed expenses by segment for internal reporting or decision making purposes and therefore has not disclosed operating profit by segment. The majority of the Company's fixed expenses are shared expenses of both reporting segments and consist principally of administration and manufacturing overhead. The Company's products are manufactured on common production lines and therefore the Company does not analyze fixed assets or capital expenditures by segment.

     The Company's reportable segments have separate sales departments, and although the products are similar, they are sold and marketed differently. The Retail and Salon Group sells hair care products including shampoos, conditioners, hair sprays, and other styling aids. These products are distributed to consumer retail outlets and until July 1998, professional salon and specialty shops. Products sold by the Retail and Salon Group require substantial marketing support to maintain their sales. The Custom Manufacturing Group develops and formulates hair care, personal care, and household products for third parties. This group is service oriented and no significant marketing is required to support its sales.

     Following is the financial information related to the Company's segments for the three and six months ended June 30, 1999 and 1998:

                                                       Three Months Ended                 Six Months Ended
                                                            June 30,                           June 30,
                                                  -------------------------          --------------------------
                                                      1999          1998                1999           1998
                                                  -----------    ----------          -----------    -----------
                                                                         (In thousands)
     Net sales
       Retail and Salon Group                     $     8,291    $   16,680          $    16,114    $    35,985
       Custom Manufacturing Group                       8,460         2,965               13,684          6,492
                                                  -----------    ----------          -----------    -----------
         Total net sales                               16,751        19,645               29,798         42,477
     Profit before fixed expenses
       Retail and Salon Group                           1,433         3,321                3,084          9,514
       Custom Manufacturing Group                       2,213           862                3,518          1,845
                                                  -----------    ----------          -----------    -----------
         Total profit before fixed expenses             3,646         4,183                6,602         11,359
     Fixed expenses                                     4,198         5,294                8,160         11,094
                                                  -----------    ----------          -----------    -----------
     Operating (loss) income                             (552)       (1,111)              (1,558)           265
     Interest expense                                    (389)         (590)                (710)        (1,403)
     Other income (expense)                                71            (9)                 118             44
                                                  -----------    ----------          -----------    -----------
     Net loss                                     $      (870)   $   (1,710)         $    (2,150)   $    (1,094)
                                                  ===========    ==========          ===========    ===========

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1998

Historical Results of Operations

     Net sales for the six months ended June 30, 1999 were $29.8 million compared with $42.5 million for the same period in 1998, a decrease of $12.7 million or 29.9%. Net sales for the three months ended June 30, 1999 were $16.8 million, compared with $19.6 million for the same period in 1998, a decrease of $2.8 million or 14.3%. The decreases in net sales for the six months and three months ended June 30, 1999 are due to the decline in sales of the Company's retail and salon brands. Willow Lake(R), Style(R), Perma Soft(R), Color Soft(TM), and Style Natural Reflections(TM) (retail brands) and the salon brands had sales declines of $19.0 million during the six months ended June 30, 1999, and declines of $8.4 million during the three months ended June 30, 1999 as compared with the same periods in 1998. Sales of Style(R) and Perma Soft(R) have continued to decline since management began its turnaround efforts in the first quarter of 1996. Management believes that sales of these and the Company's other retail brands are likely to continue to decline. There were no sales of the professional salon brands for the six months and three months ended June 30, 1999 as a result of the sale of these brands to Zotos on July 31, 1998. The Company continues to manufacture certain of these professional salon brands for Zotos which are sold by the Custom Manufacturing Group at a lower markup over cost.

     Partially offsetting the net sales declines incurred by the Company's retail and salon brands was an increase in net sales for the Custom Manufacturing Group. Net sales for the Custom Manufacturing Group increased $7.2 million and $5.5 million for the six months and three months ended June 30, 1999, respectively, primarily due to increased production of aerosol products. Management believes that sales by the Custom Manufacturing Group for the six months and three months ended June 30, 1999 are not indicative of future sales in 1999 as the increases in net sales were due mainly to customers building inventory of their aerosol products in response to new regulations taking effect on June 1, 1999 in California limiting the amounts of volatile organic compounds allowed in aerosol products. Aerosol products produced before the June 1, 1999 deadline are permitted to be sold in California despite being produced under the less restrictive guidelines.

     Gross margin as a percentage of net sales was 29.7% for the six months ended June 30, 1999, as compared with 42.4% for the same period in 1998. Gross margin as a percentage of net sales was 27.3% for the three months ended June 30, 1999, as compared with 41.8% for the same period in 1998. The decline in the gross margin as a percentage of net sales for the six months and three months ended June 30, 1999 is principally due to Custom Manufacturing Group sales, which are lower-margin sales, representing a greater percentage of net sales in 1999. The Custom Manufacturing Group sales increased percentage is a result of the sale of the professional salon brands to Zotos, the decrease in the sales of the Company's retail brands, and the increase in Custom Manufacturing aerosol sales.

     Selling, general and administrative expenses (SG&A) were $10.4 million or 34.9% of net sales for the six months ended June 30, 1999, as compared with $17.7 million or 41.8% of net sales for the same period in 1998, a decrease of $7.3 million. SG&A expenses were $5.1 million or 30.6% of net sales for the three months ended June 30, 1999 as compared with $9.3 million or 47.5% of net sales for the same period in 1998, a decrease of $4.2 million. The decreases are principally attributable to reduced marketing expenses of $4.0 million and $2.4 million for the six months and three months ended June 30, 1999, respectively, and reduced freight and brokerage as a result of the decrease in sales. In addition, personnel, travel and other expenses declined as a result of the Company's cost cutting efforts and the sale of the professional salon brands to Zotos. The Company's strategy in 1999 is to focus its limited resources to support the Willow Lake(R) brand with advertising and consumer promotion and also to provide limited promotional support for the other retail brands. There can be no assurance concerning the future performance of Willow Lake(R) and other brands or the Company's ability to attain any particular level of sales or to be profitable in the future with the lower level of marketing support.

     Interest expense decreased to $0.7 million for the six months ended June 30, 1999, as compared with $1.4 million in the same period in 1998. Interest expense decreased to $0.4 million for the three months ended June 30, 1999 as compared with $0.6 million in the same period in 1998. The decrease in interest expense is principally attributable to lower borrowings and lower interest rates under the Company's revolving line of credit and term loans.

     As a result of the foregoing factors, the net loss for the six months and three months ended June 30, 1999 was $2.2 million and $0.9 million, respectively, compared with $1.1 million and $1.7 million, respectively, for the same periods in 1998.

Liquidity and Capital Resources

     In May 1999, the Company entered into a three-year Loan and Security Agreement with Congress Financial Corporation ("Congress") for a $20 million loan facility. This facility consists of a revolving loan of up to $10.3 million and term loans of $3.0 million and $6.7 million each. The $6.7 million term loan is amortized over five years with monthly principal payments of $111,667. The revolving loan and the term loans are payable in full in May 2002. The Company incurred a closing fee of $200,000 in conjunction with the loan agreement, $100,000 of which was paid at the loan closing, and $100,000 which is payable in May 2000. Approximately $13.8 million of the proceeds from the Congress loans were used to pay off the outstanding revolving line of credit and term loans with the Company's former lender, Norwest Business Credit ("Norwest").

     As of June 30, 1999, the amounts outstanding under the Company's revolving and two term loan facilities were $4.4 million, $3.0 million, and $6.7 million, respectively, as compared with $7.4 million under the revolving loan and $3.1 million under the term loan with Norwest as of December 31, 1998. The interest rates on the loans with Congress are variable and are tied to the prime rate which at June 30, 1999 was 7.75%. At June 30, 1999, the interest rate on the revolving loan and the $3.0 million term loan was 8.50% and the interest rate on the $6.7 million term loan was 8.75%.

     The revolving loan and the term loans with Congress are secured by virtually all of the assets of the Company. Additionally, the loan agreement restricts the payment of dividends other than on the Company's Series B Preferred Stock, restricts the Company's ability to incur additional indebtedness and requires the Company to comply with certain financial loan covenants. As of June 30, 1999, the Company was in compliance with its financial loan covenants. No assurance can be given that such compliance will continue.

     Total accounts payable exceeding their normal payment terms were approximately $5.5 million as of June 30, 1999. Because the Company announced its intent to obtain financing through a new credit facility and/or the sale of its manufacturing operations and related assets, major trade creditors and other creditors have extended their "normal" terms to allow the Company additional time to make payments. The Company is operating its business to preserve working capital in order to pay the Company's current and extended obligations. To date the Company has been able to make timely shipments to its customers.

     In January 1999, the Company issued 1,369,800 shares of its Common Stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. The Company recorded compensation expense of approximately $168,000 in connection with these stock grants. The Company has the right under certain conditions to repurchase unvested shares at the market price on the date of grant. 1,129,800 of the shares were issued pursuant to the Company's 1997 Stock Plan. Management and the Board of Directors believed it was essential to offer such a package in order to retain employees and preserve the value of the enterprise while the Company evaluated and pursued alternatives.

     As of June 30, 1999, the Company was $800,000 in arrears on the payment of dividends on its Series B Preferred Stock. The preferred stock provides for an annual dividend of $400,000, payable in quarterly installments.

     The Company's ability to continue operations is dependent on its ability to generate sufficient cash flow to meet its obligations as they become due, to comply with the terms and conditions of the new loan agreement with Congress, to obtain additional financing or refinancing, to reduce aged payables, to reduce its cost structure, and attain sales and operating levels to be profitable.

     In 1998, the Company implemented its cost reduction program which included a reduction in its workforce and an overall reduction in operating expenses. The Company will continue to evaluate sales and operating performance and, if necessary, initiate further cost reductions.

     The Company's strategy in 1999 is to focus its limited resources to support the Willow Lake(R) brand with advertising and consumer promotion and also to provide limited promotional support for the other retail brands.

     The continuing operation of the Company's business is not likely to lead to improved financial results in the near term. Therefore, in order to pay creditors and to provide an opportunity to increase the value of the Company's stock, the Company must sell additional assets or obtain new business through alternative channels. Management has been actively pursuing each of these. While no assurance can be given that it will be successful, management believes that it has made progress towards these objectives, and is continuing to pursue all avenues to ensure that it can meet the Company's obligations to creditors.

Year 2000

     Many computer systems were not designed to properly handle dates beyond the year 1999. Additionally, these systems may not properly handle certain dates in 1999. Failure to process dates properly could result in failure or disruption of the Company's information systems and/or processing equipment. To be Year 2000 compliant, computer systems must correctly process dates before and after the Year 2000, recognize the Year 2000 as a leap year, accept and display dates unambiguously and correctly process dates for non-date functions such as archiving.

     Disruptions to the Company's operations may also occur if key suppliers or customers experience disruptions in their ability to purchase, supply or transact with the Company due to Year 2000 issues. The Year 2000 readiness of infrastructure suppliers (utilities, government agencies such as customs, and shipping organizations) will be critical to the Company's ability to avoid disruption of its operations.

     The Company installed an enterprise-wide software solution in December 1996. At that time, some modules of the system were not Year 2000 compliant. A newer release of the same software is certified to be compliant by the software vendor. The Company's current activity surrounds upgrading to this newer release. It is the Company's intent to test the functionality and make the necessary Company-specific modifications to the software. This process is currently underway and should be completed during the third quarter of 1999. The Company's contingency plan would be to use the certified-compliant software without Company-specific modifications. The computer operating system is certified to be Year 2000 compliant by the vendor.

     The Company is also reviewing its computer-dependent manufacturing activities to determine the necessary hardware and software changes. For all non-mainframe applications such as personal computers, production-related equipment, etc., an inventory has been taken of the hardware and software involved. The Company has researched the status of these items and determined a course of action to assure compliance. This process is currently scheduled to be completed by the end of the third quarter in 1999. The Company's electronic data interchange system, which receives orders from its customers, has already been certified to be Year 2000 compliant by the software vendor.

     The Company will perform remediation procedures concurrently with its assessment planning. The Company intends to use internal and external resources to implement, replace and test software and related assets affected by the Year 2000 issue. The Company currently believes that the remediation costs of the Year 2000 issue will not be material to the Company's results of operations or financial position and will be absorbed by the Company through normal operating budgets. The Company does not expect any incremental costs associated with its Year 2000 remediation activities to be significant. Cumulatively through June 30, 1999, the Company has not incurred a material amount of remediation expenses.

     The Company is working with key suppliers and customers to determine whether the suppliers' operations and the products and services that they provide are Year 2000 capable or to monitor their progress toward Year 2000 compliance. The Company has sent questionnaires to its suppliers who furnish product or services to the Company. The Company may choose to identify those suppliers it deems critical and pursue other methods of assuring readiness. The Company is also in the process of surveying customers to determine the status of their Year 2000 efforts.

     While the Company currently expects that the Year 2000 issue will not pose significant operational problems, delays in adequately addressing Year 2000 issues, or a failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, customers and financial institutions could have material adverse consequences, including delays in the production, delivery or sale of products. In addition, time and cost estimates are based on currently available information and are management's best estimates. However, no assurance can be given that these estimates will be achieved, and actual results may differ materially from those anticipated.

                                  APPENDIX 2

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma balance sheet presents the financial position of the Company as of June 30, 1999, assuming that the sale of the manufacturing facility and the application of the net proceeds therefrom occurred as of January 1, 1999. The unaudited pro forma statements of operations for the six months ended June 30, 1998 and for the year ended December 31, 1998 have been prepared assuming that (i) the sale of the manufacturing facility and the application of the net proceeds therefrom and (ii) the sale of the salon division (which occurred on July 31, 1998) occurred as of January 1, 1998. The unaudited pro forma statement of operations for the six months ended June 30, 1999 has been prepared assuming the sale of the manufacturing facility and the application of the net proceeds therefrom occurred as of January 1, 1999. The unaudited pro forma balance sheet as of June 30, 1999, and the unaudited pro forma statements of operations for the six months ended June 30, 1999, June 30, 1998 and for the year ended December 31, 1998 are based on the historical balance sheet and statements of operations for the Company.

     The unaudited pro forma financial information gives effect to certain pro forma adjustments which are described in the notes to these statements.

     The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have been achieved had the sale of the manufacturing facility and the application of the proceeds therefrom been consummated as of the respective date or periods presented, nor is it necessarily indicative of the Company's future financial position or results of operations. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

                            THE LAMAUR CORPORATION
                      PRO FORMA CONDENSED BALANCE SHEET
                                JUNE 30, 1999
               (In thousands, except share and per share data)
                                  (Unaudited)

                                    ASSETS

                                                                                         Pro Forma
                                                                           Historical   Adjustments    Pro Forma
                                                                         ------------- ------------- -------------
Current Assets:
  Cash and cash equivalents                                                $     691    $   5,517     $   6,208
  Accounts receivable, net                                                    10,503       (3,785)        6,718
  Inventories                                                                  8,004            -         8,004
  Prepaid expenses and other current assets                                      442            -           442
                                                                         -----------   ----------    ----------
     Total current assets                                                     19,640        1,732        21,372
                                                                         -----------   ----------    ----------
Property, Plant and Equipment, Net                                            16,582      (14,347)        2,235
                                                                         -----------   ----------    ----------
Other Assets                                                                     372            -           372
                                                                         -----------   ----------    ----------
  Total Assets                                                             $  36,594    $ (12,615)    $  23,979
                                                                         ===========   ==========    ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                         $   9,154    $       -     $   9,154
  Accrued expenses                                                             1,973          (50)        1,923
  Accrued salaries, wages and employee-related expenses                        1,405         (980)          425
  Current portion of long-term debt                                            1,507       (1,483)           24
                                                                         -----------   ----------    ----------
     Total current liabilities                                                14,039       (2,513)       11,526

Long-Term Debt                                                                13,488       (9,270)        4,218
                                                                         -----------   ----------    ----------
Stockholders' Equity
  Preferred stock, $.01 par value, 4,000,000 shares authorized:
     Series A Preferred stock, $.01 par value, 1,000,000 shares issued and outstanding at June 30, 1999.
       ($10.0 million liquidation preference)                                  8,500            -         8,500
     Series B Preferred stock, $.01 par value, 763,500 shares issued and outstanding at June 30, 1999.
       ($5.0 million liquidation preference)                                   5,000            -         5,000
  Common stock, $.01 par value, 12,000,000 shares authorized,
    7,332,571 shares issued and outstanding at June 30, 1999.                     73            -            73
  Additional paid-in-capital                                                  20,313            -        20,313
  Stock subscriptions receivable                                                 (50)           -           (50)
  Accumulated deficit                                                        (24,769)        (832)      (25,601)
                                                                         -----------   ----------    ----------
     Total Stockholders' Equity                                                9,067         (832)        8,235
                                                                         -----------   ----------    ----------
  Total Liabilities and Stockholders' Equity                               $  36,594    $ (12,615)   $   23,979
                                                                         ===========   ==========    ==========
Book value per share (Note 1)                                              $   (0.81)                 $   (0.92)
                                                                         ===========                 ==========

_____________________

Note 1: Book value per share is calculated by dividing total stockholders' equity net of the liquidation preference of the Series A and Series B Preferred Stock by the actual number of common shares outstanding at June 30, 1999.

                            THE LAMAUR CORPORATION
                 PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                     Six Months Ended                    Six Months Ended                 Twelve Months Ended
                                      June 30, 1999                       June 30, 1998                    December 31, 1998
                             ----------------------------------  --------------------------------  --------------------------------
                                          Pro Forma                          Pro Forma                         Pro Forma
                             Historical  Adjustments  Pro Forma  Historical Adjustments Pro Forma  Historical Adjustments Pro Forma
                             ----------  -----------  ---------  ---------- ----------- ---------  ---------- ----------- ---------
Net Sales                      $29,798     $(13,684)   $16,114    $42,477    $(13,631)   $28,846    $74,043    $(25,905)   $48,138

Cost of Goods Sold              20,950      (12,092)     8,858     24,467     (10,002)    14,465     46,062     (21,649)    24,413
                               -------     --------    -------    -------    --------    -------    -------    --------    -------
Gross Margin                     8,848       (1,592)     7,256     18,010      (3,629)    14,381     27,981      (4,256)    23,725

Selling, General and
 Administrative Expenses        10,406       (1,259)     9,147     17,745      (3,510)    14,235     31,243      (5,069)    26,174
                               -------     --------    -------    -------    --------    -------    -------    --------    -------
Operating (Loss) Income         (1,558)        (333)    (1,891)       265        (119)       146     (3,262)        813     (2,449)

(Loss) Gain on Disposal of
 Assets (Notes 1 & 2)                -         (764)      (764)         -       3,809      3,809      5,436      (1,627)     3,809

Interest Expense                  (710)         223       (487)    (1,403)        338     (1,065)    (1,951)          0     (1,951)

Other Income (Expense)             118           42        160         44          42         86       (432)         84       (348)
                               -------     --------    -------    -------    --------    -------    -------    --------    -------
Net (Loss) Income               (2,150)        (832)    (2,982)    (1,094)      4,070      2,976       (209)       (730)      (939)

Dividends on Series B
 Preferred Stock                  (200)           -       (200)      (200)          -       (200)      (400)          -       (400)
                               -------     --------    -------    -------    --------    -------    -------    --------    -------

Net (Loss) Income Available
 to Common Shareholders        $(2,350)        (832)   $(3,182)   $(1,294)   $  4,070    $ 2,776    $  (609)   $   (730)   $(1,339)
                               =======     ========    =======    =======    ========    =======    =======    ========    =======

Basic (Loss) Income per
 Common Share                  $ (0.34)                $ (0.45)   $ (0.22)               $  0.48    $ (0.10)               $ (0.23)
                               =======                 =======    =======                =======    =======                =======

Weighted Average Common Shares
 Outstanding - Basic             7,000                   7,000      5,814                  5,814      5,854                  5,854
                               =======                 =======    =======                =======    =======                =======

Diluted (Loss) Income per
 Common Share                  $ (0.34)                $ (0.45)   $ (0.22)               $  0.43    $ (0.10)               $ (0.23)
                               =======                 =======    =======                =======    =======                =======

Weighted Average Common Shares
 Outstanding - Diluted           7,000                   7,000      5,814                  6,978      5,854                  5,854
                               =======                 =======    =======                =======    =======                =======

____________________________
Note 1: For the six months ended June 30, 1999, reflects the pro forma loss on the sale of the manufacturing facility of $0.8 million.
Note 2: For the six and twelve months ended June 30, 1998 and December 31, 1998, reflects actual gain of $5.4 million on the sale of the salon division which took place on July 31, 1998 and the pro forma loss on the sale of the manufacturing facility of $1.6 million.

                            THE LAMAUR CORPORATION

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

A.        Basis of Presentation

          The unaudited pro forma balance sheet presents the financial position of the Company as of June 30, 1999, assuming that the sale of the manufacturing facility for $13.25 million in cash and the assumption of certain capital lease obligations by the purchaser, and the application of net proceeds therefrom occurred as of January 1, 1999. The unaudited pro forma balance sheet has been prepared assuming (i) the $13.25 million purchase price is paid in cash, and
(ii) that the assets sold include only the plant and equipment at the Fridley facility, and not inventory, work in process or raw materials. Such pro forma information is based on the historical balance sheet of the Company. The unaudited pro forma statements of operations for the six months ended June 30, 1998, and for the year ended December 31, 1998, have been prepared assuming that the sale of the salon division which occurred on July 31, 1998 and the sale of the manufacturing facility occurred as of January 1, 1998. The unaudited pro forma statement of operations for the six months ended June 30, 1999 has been prepared assuming the sale of the manufacturing facility occurred January 1, 1999. The unaudited pro forma statements of operations are based on the historical statements of operations of the Company. The Company believes that the assumptions used in preparing the unaudited pro forma financial data provide a reasonable basis for presenting all of the significant effects of the sale transaction and the application of the net proceeds therefrom and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma financial information.

          In addition, the pro forma statements of operations were prepared assuming that manufacturing for the Retail Division would be performed by the buyer of the manufacturing facility based upon the term in the manufacturing agreement with the purchaser.

B.        Pro Forma Adjustments

          Pro forma adjustments to the statements of operations are made to reflect the following:

          1. The elimination of the Contract Division and the Salon Division sales and related cost of sales for the entire period presented;

          2. The elimination of direct expense associated with these divisions including marketing, selling expenses, freight and brokerage;

          3.   The elimination of allocated manufacturing overhead;

          4. The elimination of interest expense as a result of paying off the Company's term loan from the sale proceeds and the assumption of capital lease obligations by the purchaser; and

          5.   The net loss from the sale of the manufacturing facility.

          Pro forma adjustments to the balance sheet are made to reflect the following:

          1. Increase in cash representing net proceeds from the sale of the manufacturing facility;

          2. Reduction in accounts receivable related to contract manufacturing division as a result of the sale of the manufacturing facility;

          3. Reduction in fixed assets related to the sale of the manufacturing facility;

          4. Reduction in capital lease obligations which were assumed by the purchaser and the reduction in the term note which was paid down from the proceeds from the sale of the manufacturing facility; and

          5. Reduction in accrued salaries, wages and employee-related expenses represents the payment of these obligations to terminated employees as a result of the sale of the manufacturing facility.

                             Appendix Appendix A
                             --------------------

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 28, 1999, by and between The Lamaur Corporation, a Delaware corporation ("Seller"), and Tiro Industries, Inc., a Minnesota corporation ("Purchaser").

     1.   Purchase and Sale of Assets.  Purchaser agrees to purchase from
          ---------------------------
Seller, and Seller agrees to sell, convey and assign to Purchaser, for the Purchase Price set forth below, and on the terms and conditions set forth in this Agreement, the following described assets (the "Assets") which are located at or which relate to the land and building (the "Land" and the "Building"; collectively, the "Property") commonly known as 5601 East River Road, Fridley,
Minnesota:

     (a)  Personal Property.  All Building fixtures, trade fixtures, equipment
          -----------------
          and other tangible personal property owned by Seller and/or a Seller-related entity, and now located on or at the Property, including, without limitation, the property listed on the Schedule of Personal Property attached hereto (collectively, the "Personal Property"). (The Schedule of Personal Property consists of a cover page followed by 50 pages of listings. The Personal Property includes (i) the package engineering equipment, (ii) the aerosol research and development laboratory equipment, and (iii) certain additional laboratory equipment. (Notwithstanding Purchaser's acquisition of title to the equipment described in clauses (ii) and (iii), Seller may share in the use of the same, upon the terms and conditions set forth in the lease between Seller and Purchaser of even date herewith (the "Lease to Seller"), for a period of two years from the Closing Date, as that term is hereinafter defined. Similarly, during such two-year period, Seller shall have access to the package engineering department for Seller's use, again pursuant to the terms and conditions of the Lease to Seller.)

     (b)  Capital Leases.  In addition to Purchaser's acquisition of the
          --------------
          Personal Property, Purchaser shall also assume Seller's interest in certain capital leases with Cargill Leasing Corporation (Lease Nos. 05491-001, 002, 003 and 004); Trans-Alarm Inc.; and bioMerieux Vitek, Inc. (Account No. 07083 for a Bactometer) (collectively, the "Capital Leases"). Seller shall cooperate with Purchaser with respect to the assignment and assumption of the Capital Leases. The lease obligations to be assumed shall be those in effect on the Closing Date.

     (c)  Certain Building Equipment.  Pursuant to paragraphs (a) and (b) above,
          --------------------------
          Purchaser will acquire title to, or assume the lease with respect to, the Building's telephone and security systems. The telephone system shall be shared with Seller during the term of the Lease to Seller, in accordance with the terms and conditions of the Lease to Seller. Purchaser shall also take possession of, and Seller shall convey unencumbered title to, the Building's computer network, including the cabling and connectors, as shown on computer network drawing dated September 10, 1999 appended hereto, but subject to Notes A, B, C and D shown on the bottom of the drawing. During the term of the Lease to Seller, Seller shall have access to the computer network cabling in order to maintain its computer network.

     (d)  Formulas and Technology.  In addition to the Purchase Price, Purchaser
          -----------------------
          agrees to a limited monthly license fee of $7,000.00 for twenty-four
          (24) months the following items, regardless of whether the same are used by Purchaser, with the first installment due at Closing:

          (i)   Royalty Free License. Seller shall convey to Purchaser a
                --------------------
                royaltylicense to use any and all of Seller's current contract manufacturing formulas in any manufacturing done by Purchaser for Seller or by Purchaser for any of Seller's contract manufacturing customers, which license shall become perpetual and irrevocable upon the final license payment.

          (ii)  Aerosol Technology.
                ------------------

                (A)  Changes to Seller's Formulas.  Purchaser shall have the
                     ----------------------------
                     unrestricted right to amend, change, add to, improve or otherwise alter any of Seller's aerosol formulas (the "Updated Formulas") and to use the Updated Formulas, without restriction, and without additional compensation to Seller; provided, however, that Seller shall then have the limited right to use any such Updated Formulas in products to be marketed to any of Seller's customers, but only to the extent that the manufacturing of such products is contracted with and performed by Purchaser, which rights shall become perpetual upon the final license payment.

                (B) Newly Developed Formulas.  Purchaser shall have the
                    ------------------------
                    unrestricted right to develop Purchaser's own aerosol formulas and technology. Purchaser shall be the sole and exclusive owner of technology and formulas developed by it, and Seller shall have no right to receive royalties, fees, compensation or other benefits from any of the same.

         (iii)  CARB Exemption.  Seller shall assist Purchaser in gaining
                ---------------
                exemptions frompromulgated by the California Air Resources Board ("CARB") for any products or formulas to be manufactured by Purchaser.

     Purchaser may set off amounts due Seller hereunder from amounts due Purchaser from Seller under the Lease between Seller and Purchaser. Conversely, Seller may set off amounts due Purchaser under the Lease between Seller and Purchaser from amounts due from Purchaser hereunder.

         (e)    Right of First Refusal.  At Closing, Seller shall execute and
                ----------------------
     deliver a right of first refusal agreement pursuant to which Seller grants Purchaser a right of first refusal to purchase the Excluded Assets described in clauses (1) and (3) below. The right of first refusal shall apply to the sale of any one or more of such assets, but shall not apply in the event such assets are proposed to be sold as part of a package with Seller's other assets. The right of first refusal shall provide Purchaser the right to purchase the asset or assets being sold for a period of ten
     (10) days after notice is given by Seller to Purchaser of a pending sale of such asset or assets to a third-party purchaser on terms substantially the same as those offered to such third-party purchaser.

Notwithstanding the all inclusive definition of the term "Personal Property", the Personal Property shall not include the following described assets (the "Excluded Assets"):

     (1)  Computer.  The AS400 Computer System and related furniture and
          --------
          equipment in the Building's computer room, as described on the Schedule of Excluded Assets attached hereto. The Schedule consists of a cover page followed by 19 pages of listings. Notwithstanding the fact that the AS400 Computer System and related furniture and equipment are part of the Excluded Assets, Purchaser shall have the right to use the same, and the software associated therewith, in common with Seller during the term of the Lease between Seller and Purchaser. Purchaser shall pay Seller the allocated use of Seller's computer employees. Purchaser shall not be required to pay for computer run time. Purchaser shall pay any license fees which are required to be paid to allow Purchaser's lawful use of the computer software.

     (2)  Artwork.  Seller's artwork.
          -------

     (3)  Office Furniture and Equipment and Krones Machine.  The office
          -------------------------------------------------
          equipment and furniture in the executive, sales and marketing, purchasing and accounting areas of the Building and the Krones Machine ("Seller's Retained Equipment"), all as further described on Schedule 6 hereto.

     (4)  Seller's Raw Material Inventory.  Seller's raw material inventory.
          -------------------------------
          Purchaser may purchase from Seller, after the Closing Date, that raw material inventory of Seller that Purchaser, in its sole discretion, deems useful to it, but only on a when-and-if-used basis. Any such subsequent purchases of raw material inventory shall be at Seller's cost therefor, as documented by vendor or supplier invoices to Seller.

     (5)  Work in Process Inventory. Seller's work in process inventory.
          -------------------------
          With respect to Seller's work in progess inventory. Purchaser will agree to convert the same to finished product at a mutually agreed-upon up-charge .

     (6)  Seller's Finished Goods Inventory.  Seller's finished goods
          ---------------------------------
          inventory .

     (7)  Contract Manufacturing Finished Goods Inventory.  Seller's contract
          ----------------------------------------------
          manufacturing finished goods inventory.

     (8)  Seller's Books and Records.  Seller's accounting and corporate
          --------------------------
          records.

     (9)  Intangible Property and Accounts.  Except as described in paragraph
          --------------------------------
          1(d) hereof, Seller's intangible property or accounts receivable.

     (10)  Molds, Tools, Dies.  Seller's molds, tools and dies.
           ------------------

     (11)  Show Booths.  Seller's trade fair show booths.
           -----------

     2.    Purchase Price.  The total purchase price to be paid to Seller by
           --------------
Purchaser for the Assets shall be Four Million Eight Hundred Thousand and No/100 Dollars ($4,800,000.00) (the "Purchase Price"). Provided that all conditions precedent to Purchaser's obligations to close, as set forth in this Agreement (the "Conditions Precedent"), have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds at Closing. The Assets are being sold and purchased at their fair market value, as determined by arm's-length negotiation, and such allocation properly reflects the value of the Assets. The allocation of the Purchase Price to the Assets shall be binding on both parties for federal and state income tax purposes and shall be consistently so reflected by each party in its respective federal and state income tax returns.

     3.    Closing.  The purchase and sale contemplated herein shall be
           -------
consummated at a closing (the "Closing") to take place at the offices of Purchaser's counsel in Minneapolis, Minnesota. The Closing shall occur contemporaneously with the closing of the purchase and sale of the Property pursuant to the terms of the Purchase and Sale Agreement of even date herewith between Seller and Purchaser (the "Purchase and Sale Agreement"). In the event the closing contemplated by the Purchase and Sale Agreement does not occur, the closing contemplated by this Agreement shall not occur. Conversely, if the closing contemplated by this Agreement does not occur, the closing contemplated by the Purchase and Sale Agreement shall not occur, it being the understanding and agreement of the parties hereto that both such agreements shall close simultaneously, or neither shall close. The Closing shall be effective as of 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Assets shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of paragraph 16 below.

     4.    Earnest Money.  The Earnest Money paid by Purchaser pursuant to the
           -------------
Purchase and Sale Agreement shall also be earnest money under this Agreement, but the Earnest Money shall only be credited against the purchase price due on the closing of the sale of the Property.

     5.    Seller's Deliveries.  Seller has delivered to Purchaser all documents
           -------------------
listed on Exhibit B to the Purchase and Sale Agreement (the "Seller's Deliveries"), which Seller's Deliveries include deliveries with respect to the Assets.

     6.    Inspection Period.
           -----------------

           (a)  Property Inspection.  At all times prior to Closing (the
                -------------------
     "Inspection Period"), Purchaser, its agents and representatives, shall be entitled to conduct an "Assets Inspection" (provided Purchaser shall not perform any invasive or intrusive testing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed), which will include the right to enter upon the Land and Building, on reasonable notice to Seller, to perform inspections and tests of the Assets. The Assets Inspection shall also include a review and analysis of Seller's research, development, chemical formulation, manufacturing, packaging and other practices and procedures utilized by Seller in manufacturing Seller's brand name products, which review and analysis shall include, without limitation, a review, analysis and inventory of Seller's formulas, raw materials, work in process and manufactured goods, and such other inspections and investigations of the Assets as Purchaser deems necessary or advisable. In addition, Seller shall provide Purchaser with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, with respect to any part or all of the Assets.

           During the Inspection Period, Seller shall not assign or contract out any of its manufacturing business, and shall conduct its business substantially in accordance with its current business and manufacturing practices and procedures, so as to maintain as closely as possible the status quo of the manufacturing facilities and workforce, including, without limitation, the aerosol technical personnel, the Building engineers, the equipment technicians and the manufacturing lead persons.

          (b) Environmental Assessment; Environmental Due Diligence.  The
              -----------------------------------------------------
     provisions of paragraph 6(b) of the Purchase and Sale Agreement shall also be applicable to Purchaser's inspection of the Assets.

          (c) Purchaser's Undertaking.  Purchaser hereby covenants and agrees
              -----------------------
     that it shall cause all studies, investigations and inspections performed pursuant to this paragraph 6 to be performed in a manner that does not disturb or disrupt the tenancies or business operations of the Seller or of any of the Property's tenant. In the event that, as a result of Purchaser's exercise of its rights under subparagraphs 6(a) and 6(b), any damage occurs to the Assets, then Purchaser shall promptly repair such damage, at Purchaser's sole cost and expense, so as to return the

     Assets to substantially the same condition as exists on the date hereof. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses, incurred or sustained by the claim of any person made by reason of Purchaser's activities as permitted pursuant to this paragraph 6. This covenant shall survive the termination of this Agreement .

          (d)   Confidentiality.  Each party agrees to maintain in confidence,
                ---------------
     and not to disclose to third parties, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser's investigation of the Assets and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, prospective lenders, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, the "Representatives") to the extent that such Representatives reasonably need to know such information and data in order to assist and perform services on behalf of Purchaser or Seller; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (as hereinafter defined); and (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

     7.   Title Matters.
          -------------

          (a) Conveyance of Title.  At Closing, Seller agrees to deliver to
              -------------------
     Purchaser a warranty bill of sale (the "Bill of Sale") conveying the Personal Property to Purchaser, or to Purchaser's assignee pursuant to paragraph 18 hereof, together with such other conveyance, transfer and assignment documents as are referred to in paragraph 13 hereof, so as to transfer all of the Assets to Purchaser free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions, as that term is defined in the Purchase and Sale Agreement.

          (b) No Assumption of Liabilities.  Purchaser will not assume any
              ----------------------------
     liabilities of Seller, except as expressly set forth in this Agreement.
     All liabilities of Seller not assumed by Purchaser will either be paid in full at Closing or retained by Seller as the obligations of Seller. To the extent there are liens or other encumbrances on the Assets, the Purchase Price shall be applied in such manner as to release those liens and other encumbrances effective at Closing.

     8A.  Seller's Representations and Warranties.  Seller represents and
          ---------------------------------------
warrants to Purchaser that the following matters are true as of the Contract Date and shall be true in all material respects as of the Closing Date.

          (a) Title.  Other than as described in the Commitment, as that term is
              -----
     defined in the Purchase and Sale Agreement, the Seller is the legal, lawful and rightful owner of the Assets, and, other than with respect to the Permitted Exceptions, has or will at Closing have good and marketable title to the Assets, free and clear of all mortgages and security interests, leases, agreements and tenancies, licenses, claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Assets.

          (b) Y2K Compliance.  Seller has made or has caused to be made an
              --------------
     examination and evaluation of the various computer systems which are integral to the Assets, including, without limitation, any computer systems utilized in the operation and/or maintenance of the Assets, and has disclosed the extent and results of that examination and evaluation to Purchaser.

          (c) Defaults.  Seller is not in default under any of the documents
              --------
     referred to as the Seller's Deliveries.

          (d) Contracts.  The only contracts ("Contracts") of any kind relating
              ---------
     to the management, leasing, operation, maintenance or repair of the Assets are those which have been disclosed to Purchaser as part of the Seller's Deliveries.

          (e) Physical Condition.  To the best of Seller's knowledge, the
              ------------------
     Personal Property is in operating condition. None of the Personal Property shall be removed from the Property, unless replaced by personal property of equal or greater utility and value.

          (f) Compliance with Laws and Codes.  Seller has received no written
              ------------------------------
     notice of any violations (collectively, "Violations" and individually, a "Violation") of any applicable local, state or federal laws, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Assets or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale of the Assets, including, without limitation, building, health and environmental laws, regulations and ordinances, any equal access opportunity laws, regulations and ordinances (collectively, "Legal Requirements"), whether or not officially noted or issued.

          (g) Litigation.  Except as disclosed in Exhibit D to the Purchase and
              ----------
     Sale Agreement, there are no actions, suits, proceedings, claims, orders, decrees or judgments affecting Seller, its business, prospects or conditions (financial or otherwise), or the Assets, or any portion thereof, or relating or arising out of the ownership or operation of the Assets or any portion thereof which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or governmental instrumentality. Seller is not now a party to any litigation affecting the Assets, and, to the best of Seller's knowledge, no litigation has been threatened. There is no litigation pending, nor, to the best of Seller's knowledge, threatened which would affect the Assets or Purchaser after Closing.

          (h) Seller's Deliveries.  All Seller's Deliveries are complete,
              -------------------
     accurate, true and correct in all material respects, and accurately set forth the subject matter thereof. There has been no material adverse change in any of the information and other disclosures set forth in Seller's Deliveries since the respective dates thereof.

          (i) Authority.  The execution and delivery of this Agreement by
              ---------
     Seller, and the performance of this Agreement by Seller, are to be duly authorized by Seller, its shareholders and board of directors, pursuant to paragraph 27 of the Purchase and Sale Agreement, and are so authorized, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under or acceleration of any agreement to which Seller is a party or by which Seller or the Assets is or are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Assets is or are subject.

          (j) Existing Indebtedness on the Assets.  To the best of Seller's
              -----------------------------------
     knowledge, the Existing Financing (as hereinafter defined) is in full force and effect, and, to the best of Seller's knowledge, Seller is not in default thereunder. Seller will (and is legally entitled to), on or before the Closing Date, pay off, satisfy and discharge (of record and in fact) the Existing Financing, and shall pay all fees, costs and penalties related to or required pursuant to such payment. "Existing Financing" shall mean any documents evidencing or securing any loans with respect to the Assets, but shall not include the Capital Leases.

     The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 8A as a result of any of Seller's representations and warranties being untrue, inaccurate or incorrect, if Purchaser has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The representations and warranties of Seller contained in this paragraph 8A will survive the Closing for a period of eighteen (18) months after the Closing, and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     8B.  Purchaser's Representations and Warranties.  The Purchaser's
          ------------------------------------------
representations and warranties, as set forth in paragraph 8B of the Purchase and Sale Agreement shall also apply to Purchaser's purchase of the Assets and to this Agreement.

     9.   Covenants of Seller.  Effective as of the execution of this Agreement,
          -------------------
Seller hereby covenants with Purchaser as follows:

          (a) New Leases.  Subsequent to the Contract Date, Seller shall neither
              ----------
     amend any Capital Lease in any material respect nor execute any new lease, license or other agreement affecting the ownership or operation of the Assets, without Purchaser's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

          (b) New Contracts.  Subsequent to the Contract Date, Seller shall not
              -------------
     enter into any contract with respect to the ownership or operation of the Assets that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Assets, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not more than thirty (30) days notice.

          (c) Insurance.  Seller shall maintain its current insurance on the
              ---------
     Assets and keep the same continuously in force and effect through and including the Closing Date.

          (d) Operation of Assets.  Seller shall operate and manage the Assets
              -------------------
     in a manner consistent with past practices, maintaining present services, and shall maintain the Assets in their present condition, normal wear and tear and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof); shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Assets consistent with past practices; and shall perform, when due, all of Seller's obligations under the Capital Leases, Governmental Approvals and other agreements relating to the Assets and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Assets. Except as otherwise specifically provided herein, Seller shall deliver the Assets at Closing in substantially the same condition as they are on the Contract Date, reasonable wear and tear excepted and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof).

          (e) Pre-Closing Expenses.  Seller has paid or will pay in full, prior
              --------------------
     to Closing, all bills and invoices then due and payable for labor, goods, material and services of any kind relating to the Assets and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Assets have been or will, by the Closing, be completed and paid for in full, to the extent payable as of the Closing Date. After Closing, Seller shall pay when due and payable all bills and invoices for expenses incurred before the Closing Date.

          (f) No Assignment.  After the Contract Date and prior to Closing,
              -------------
     Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Assets or any interest therein.

          (g) Availability of Records.  Upon Purchaser's request, for a period
              -----------------------
     of two (2) years after Closing, Seller shall use good faith efforts to (i) make all records relating to the Assets and the operation thereof available to Purchaser for inspection, copying and audit by Purchaser's designated accountants; and (ii) cooperate with Purchaser (without any expense to Seller) in obtaining any and all permits, licenses, authorizations and other Governmental Approvals necessary for the operation of the Assets.

          (h) Change in Conditions.  Seller shall promptly notify Purchaser of
              --------------------
     any change in any condition with respect to the Assets or of the occurrence of any event or circumstance that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Purchaser under this Agreement incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Purchaser under this paragraph 9(g) shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

     All covenants made in this Agreement by Seller shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing. The covenants of Seller contained in this paragraph 9 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach of such covenant must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice of commence an action on any such alleged breach within the time period as specified herein shall constitute a waiver of any such claim.

     10.  Environmental Warranties.  To Seller's best knowledge, and except as
          ------------------------
may be disclosed in the February 14, 1996 Phase I Environmental Assessment prepared for Seller by The Forrester Group, as updated by the Update Report dated March 28, 1999, during the period of Seller's ownership of the Assets, the Assets have been and continue to be owned and operated in compliance with all Environmental Laws, as that term is defined in the Purchase and Sale Agreement. Seller has not received any written notice or written report from any Governmental Authority or third party alleging that Seller has not been issued or is not in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses or other authorizations from applicable Governmental Authorities relating to Environmental Laws with respect to the Assets. The warranties made in this paragraph 10 by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time.
Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 10 as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in this paragraph 10 will survive the Closing for a period of eighteen
(18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     11.  Additional Conditions Precedent to Closing.  In addition to the other
          ------------------------------------------
conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Purchaser's obligation to close hereunder:

          (a) Physical Condition.  The physical condition of the Assets shall be
              ------------------
     substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage (as defined in paragraph 16 hereof).

          (b) Pending Actions.  At Closing, there shall be no administrative
              ---------------
     agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser's sole discretion, materially and adversely affect the value or marketability of the Assets, or the ability of Purchaser to operate the Assets in the manner they are being operated on the Contract Date.

          (c) Other Agreements.  On the Closing Date, Seller shall have executed
              ----------------
     and delivered to Purchaser the following agreements between Seller and
     Purchaser: the Purchase and Sale Agreement, the Lease to Seller and the Contract Manufacturing Agreement, together with the documents contemplated by such agreements, and together with the documents described in paragraph 13 hereof.

          (d) Material Adverse Change.  As of the Closing Date, there shall have
              -----------------------
     been no material adverse change with respect to the Assets occurring after the Contract Date that information relevant thereto was presented to Purchaser.

     12.  Capital Leases - Conditions Precedent and Warranties with Respect
          -----------------------------------------------------------------
Thereto.  With respect to each of the Capital Leases, Seller represents and
-------
warrants to Purchaser as follows, the ongoing truth of the following being a Condition Precedent to Purchaser's obligation to close:

          (a) Each of the Capital Leases is in full force and effect according to the terms set forth therein, and has not been modified, amended or altered, in writing or otherwise.

          (b) Seller, as tenant, is not in default under any of the Capital Leases. All obligations of the Seller under the Capital Leases that accrue to the date of Closing have been performed, including, but not limited to, all required payments due the landlords thereunder.

          (c) Seller is not in default under and is not in arrears in the payment of any sums or in the performance of any obligations required of it under the Capital Leases.

          (d) No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Capital Leases, is pending nor to the best of Seller's knowledge, threatened, whether in any tribunal or informally.

     The warranties made in this paragraph 12 by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 12 as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in this paragraph 12 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     13.  Seller's Closing Deliveries.  At Closing (or at such other times as
          ---------------------------
may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance acceptable to Purchaser:

          (a) Bill of Sale.  The Bill of Sale, executed by Seller, conveying the
              ------------
     Personal Property to Purchaser free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.

          (b) General Assignment.  An assignment, executed by Seller, to
              ------------------
     Purchaser of all right, title and interest of Seller and its agents in and to all matters relating to the use and operation of the Assets, including, but not limited to, the Governmental Approvals, to the extent assignable, which assignment shall list and identify, without limitation, on an exhibit thereto, all licenses, permits and approvals pertaining to the Assets, the issuer and date thereof, and the expiration date, if any, related thereto.

          (c) Assignment of Capital Leases.  An assignment, executed by Seller,
              ----------------------------
     to Purchaser of the Capital Leases with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with the Capital Leases and relating to the period of time prior to Closing, and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the Capital Leases and relating to the period of time after the Closing. Seller and Purchaser shall work cooperatively to obtain such consents or approvals of the Capital Leases as the lessors thereunder may require in connection with the assignment and assumption of the Capital Leases as contemplated hereby.

          (d) Building Equipment.  A bill of sale, assignment of lease or other
              ------------------
     document of conveyance as may be necessary to transfer the Building equipment described in paragraph 1(c) hereof to Purchaser, free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.

          (e) Formulas and Technology.  The royalty-free license described in
              -----------------------
     paragraph 1(d)(i) hereof, together with such other documents as may be necessary to transfer the rights described in paragraph 1(d) hereof to Purchaser, free and clear of all liens, claims and encumbrances, except the Permitted Exceptions. In addition, Seller agrees to execute such applications, consents and approvals as may be necessary or appropriate in assisting Purchaser in gaining exemptions from regulations promulgated by CARB, in transferring and assigning all ATF formula registrations, and in transferring any other regulatory or customer required documentation.

          (f) Original Documents.  To the extent not previously delivered to
              ------------------
     Purchaser, originals of the Capital Leases and Governmental Approvals, or, if the originals are not in Seller's control, Seller certified copies thereof.

          (g) Closing Statement.  A closing statement conforming to the
              -----------------
     proration and other relevant provisions of this Agreement.

          (h) Other.  Such other documents and instruments as may reasonably be
              -----
     required by Purchaser, its (or its lenders') counsel, and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

     After Closing, Seller shall execute and deliver to Purchaser such further documents and instruments as Purchaser shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto, which documents and instruments shall be prepared at Purchaser's expense.

     14.  Prorations and Adjustments.  The following shall be prorated and
          --------------------------
adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

          (a) Amounts paid or payable under the Capital Leases shall be prorated.

          (b) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

     For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Assets, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing. Items of income and expense for the period prior to the Closing Date will be for the account of Seller, and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.

     15.  Closing Expenses.  Purchaser shall pay any cost, fee or other expense
          ----------------
of obtaining consents to the assignments and assumptions contemplated hereby, including any assumption fees charged by the landlords under or pursuant to the Capital Leases. Each party shall pay one-half of the cost of any escrows hereunder. Notwithstanding the foregoing, Seller's obligations under the preceding sentences of this paragraph 15, when added to Seller's obligations under paragraph 15 of the Purchase and Sale Agreement, shall not exceed $50,000.00. Each party shall pay its own legal, accounting and other expenses associated with the transaction contemplated by this Agreement, whether or not consummated. The parties shall share the expense of the Personal Property appraisal on an equal 50/50 basis.

     16.  Destruction, Loss or Diminution of Assets.  If, prior to Closing, all
          -----------------------------------------
or any portion of the Assets is damaged by fire or other natural casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

          (a) If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, "repair and/or replacement"), when added to the loss occasioned by Eminent Domain involving the Property, is $200,000.00 or less, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall close and take the Assets as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the repair and/or replacement. Any casualty insurance or condemnation proceeds shall be the sole property of Seller.

          (b) If the aggregate cost of repair and/or replacement of the Assets and Property is greater than $200,000.00, in the opinion of Purchaser's and Seller's respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (ii) proceed to close subject to (1) a credit against the Purchase Price in the amount of the deductible under the applicable insurance policies, and (2) an assignment of the proceeds of Seller's casualty insurance for all such Damage (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim. (Termination of this Agreement shall result in the automatic termination of the Purchase and Sale Agreement, and termination of the Purchase and Sale Agreement shall result in the automatic termination of this Agreement.)

          (c) In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in Minnesota who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

     17.  Default/Failure of Condition Precedent.
          --------------------------------------

          (a) Default by Seller.  Except as otherwise provided herein, if any of
              -----------------
     Seller's representations and warranties contained herein shall not be true and correct on the Contract Date and continuing thereafter through and including the Closing Date, or if Seller shall have failed to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), Purchaser may elect either to (i) terminate Purchaser's obligations under this Agreement by written notice to Seller; or (ii) except as otherwise provided in this Agreement, pursue an action for specific performance of this Agreement to compel Seller to perform its obligations under this Agreement.

          (b) Default by Purchaser.  In the event Purchaser defaults in its
              --------------------
     obligations to close the purchase of the Assets, then Seller's sole and exclusive remedy shall be to retain the Earnest Money and receive an additional $200,000.00 from Purchaser, the total $450,000.00 amount thereof being fixed and liquidated damages, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages for the breach of this Agreement and/or for the breach of the Purchase and Sale Agreement. Seller shall have no other remedy for any default by Purchaser. The total $450,000.00 liquidated damage amount represents the total liquidated damages in the event of default by Purchaser under either this Agreement, the Purchase and Sale Agreement, or both this Agreement and the Purchase and Sale Agreement.

          (c) Failure of a Condition Precedent.  In the event any Condition
              --------------------------------
     Precedent described herein shall not at or before Closing have been fulfilled or waived in writing by the Purchaser, then Purchaser may, at Closing, elect to terminate its obligations under this Agreement, in which event both this Agreement and the Purchase and Sale Agreement shall terminate, and the Earnest Money shall be returned immediately to Purchaser.

     18.  Successors and Assigns.  The terms, conditions and covenants of this
          ----------------------
Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Assets or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to any related entity, including (i) a wholly-owned subsidiary of Purchaser ("Affiliate"), (ii) an entity owned or controlled by Purchaser or an Affiliate, (iii) an entity which owns or controls Purchaser, or
(iv) an entity which is owned or controlled by either one or both of Purchaser's owners, namely, Robert O. Vaa or Wallace R. Hlavac. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Purchaser shall also have the right, exercisable prior to Closing, to designate any such related entity as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Seller at Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), and the assignor shall remain liable hereunder. In the event that any such related entity shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.

     19.  Dispute Resolution.  The dispute resolution provisions of paragraph 19
          ------------------
of the Purchase and Sale Agreement are hereby incorporated by reference, and shall be applicable to any dispute arising out of or relating to this Agreement.

     20.  Notices.  Any notice, demand or request which may be permitted,
          -------
required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

     Seller:             John D. Hellmann
                         Lamaur Corporation
                         5601 East River Road
                         Fridley, MN  55432-6198
                         Fax: 612.572.2885

     With a Copy to:     Eric H. Galatz
                         Leonard, Street and Deinard, P.A.
                         150 South Fifth Street, Suite 2300
                         Minneapolis, MN  55402
                         Fax: 612.335.1657

     And:                Howard Clowes
                         Gray Cary Ware Freidenrich
                         139 Townsend Street
                         Suite 400
                         San Francisco, CA  94107

     Purchaser:          Tiro Industries, Inc.
                         Attn:  Robert O. Vaa
                         2700 East 28th Street
                         Minneapolis, MN  55406
                         Fax: 612.722.1464

     With a Copy to:     Richard E. Poston
                         1314 Marquette Avenue, Suite 805
                         Minneapolis, MN  55403-4121
                         Fax:  612.317.1042

     And:                John B. Winston
                         Winston Law Office
                         4420 IDS Center
                         80 South 8th Street
                         Minneapolis, MN  55402
                         Fax: 612.338.6351

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) on the first business day following transmission by facsimile to the number indicated; or (iv) two (2) business days after being deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid.

     21.  Benefit.  This Agreement is for the benefit only of the parties hereto
          -------
and their nominees, successors, beneficiaries and assignees as permitted in paragraph 18, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

     22.  Limitation of Liability.  Upon the Closing, Purchaser shall neither
          -----------------------
assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Purchaser shall not assume or otherwise become responsible for any liabilities of Seller, except those which are assigned to Purchaser by Seller and which are assumed by Purchaser pursuant to this Agreement. Seller will indemnify Purchaser for all liabilities, except those expressly assumed by Purchaser. Without limiting the foregoing, (i) Purchaser shall have no obligation to hire any of Seller's employees currently employed at the Property, except as provided in paragraph 29 of the Purchase and Sale Agreement, and (ii) all employee-related liabilities and obligations, whether for salary, benefits, severance, notice under the Worker Adjustment and Retraining Notification Act or comparable state statute or otherwise, shall be the responsibility of Seller, except to the extent Purchaser fails to comply with paragraph 29 of the Purchase and Sale Agreement. Again, without limiting the foregoing, all accrued liability for employee vacation time shall be and remain the responsibility of Seller, notwithstanding the fact that various employees of Seller may come to be employed by Purchaser. Notwithstanding the foregoing, but again without creating any liability for Purchaser, Seller and Purchaser shall work cooperatively with respect to any hiring of Seller's employees that Purchaser may elect to employ, such that Purchaser shall not solicit employees of Seller whom Seller desires to retain as employees, and such that Seller shall encourage those of its employees whom it does not desire to retain, and whom Purchaser desires to hire, to enter the employ of Purchaser. Purchaser shall in no event be liable and assumes no obligation or liability with respect to any benefit plans to any employees or former employees of Seller, and in any event shall assume no liability to any such employees regardless of whether they become employees of Purchaser, for benefits attributable to periods to Closing. Seller shall have the obligation to notify its employees of any benefits available under federal, state or local law. The provisions of this Agreement shall not inure to the benefit of any third party, and nothing herein is intended to confer upon any employee of Seller or Purchaser, or any legal representative or beneficiary of any such employee, any rights of employment or any other legal rights or remedies of any nature whatsoever.

     23.  Brokerage.  Each party hereto represents and warrants to the other
          ---------
that it has dealt with no brokers or finders in connection with this transaction. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, reasonable attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this paragraph 23 shall survive any termination of this Agreement.

     24.  Reasonable Efforts.  Seller and Purchaser shall use their reasonable,
          ------------------
diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, the landlords under the Capital Leases and Governmental Authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Assets to Purchaser in accordance with this Agreement.

     25.  Miscellaneous.
          -------------

          (a) Entire Agreement.  This Agreement constitutes the entire
              ----------------
     understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (b) Time of the Essence.  Time is of the essence of this Agreement.
              -------------------
     If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Minnesota for observance thereof.

          (c) Conditions Precedent.  The obligations of Purchaser to make the
              --------------------
     payments described in paragraph 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.

          (d) Seller's Representations and Warranties.  Relative to each
              ---------------------------------------
     representation and warranty made by Seller in this Agreement, Seller shall be charged with making reasonable inquiries as to the accuracy thereof to its officers and to the current managers of the Property and/or Assets.

          (e) Construction.  This Agreement shall not be construed more strictly
              ------------
     against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive portions hereof.

          (f) Governing Law.  This Agreement shall be governed by and construed
              -------------
     in accordance with the laws of the State of Minnesota.

          (g) Partial Invalidity.  The provisions hereof shall be deemed
              ------------------
     independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

          (h) Counterparts.  This Agreement may be executed in counterparts,
              ------------
     each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

          (i) Good Faith.  All action required pursuant to this Agreement that
              ----------
     is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Purchaser, and Seller and Purchaser shall furnish to the other party hereto such documents or further assurances as the other party hereto may reasonably require.

     26.  Additional Provisions.  The additional provisions set forth in
          ---------------------
paragraphs 26, 27, 28 and 29 of the Purchase and Sale Agreement shall also be applicable to this Agreement, with the understanding that both the Purchase and Sale Agreement and this Agreement shall, for the purposes of said paragraphs 26, 27, 28 and 29, be considered but one agreement as to which said paragraphs shall be applicable.

     IN AGREEMENT, the parties hereto have executed this Agreement as of September 28, 1999, being the Contract Date referred to herein.

SELLER:                                 PURCHASER:

THE LAMAUR CORPORATION                  TIRO INDUSTRIES, INC.

By   /s/                                By   /s/
  ------------------------------          -------------------------------
Its_____________________________        Its______________________________

                                  Appendix B
                                  ----------

                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of September 28, 1999, by and between The Lamaur Corporation, a corporation under the laws of the State of Delaware ("Seller"), and Tiro Industries, Inc., a corporation under the laws of the State of Minnesota ("Purchaser").

     1.   Purchase and Sale of Property.  Purchaser agrees to purchase from
          -----------------------------
Seller, and Seller agrees to sell and convey to Purchaser, for the Purchase Price set forth below, and on the terms and conditions set forth in this Agreement, the property commonly known as 5601 East River Road, Fridley, Minnesota, described as follows:

          (a) The manufacturing, warehouse, office and laboratory building (the "Building") containing a total of approximately 475,000 square feet located on the Land.

          (b) Approximately 27 acres of land (the "Land") legally described on Exhibit A hereto, together with all related rights, licenses, easements, interests and other collateral, assets and documentation evidencing Seller's rights with respect to, and interest in, the Land and Building.

The Land and Building are hereinafter at times referred to collectively as the "Property".

     2.   Purchase Price.  The total purchase price to be paid to Seller by
          --------------
Purchaser for the Property shall be Eight Million Four Hundred Fifty Thousand and No/100 Dollars ($8,450,000.00) (the "Purchase Price"). Provided that all conditions precedent to Purchaser's obligations to close as set forth in this Agreement (the "Conditions Precedent") have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds, as follows:

     $250,000.00-   as earnest money (the "Earnest Money"), and

     $8,200,000.00  the balance at Closing.

     3.   Closing.  The purchase and sale contemplated herein shall be
          -------
consummated at a closing (the "Closing") to take place at the offices of Purchaser's counsel in Minneapolis, Minnesota, with a representative of the Title Company (as hereinafter defined) in attendance. The Closing shall occur five (5) days after the Approval Date (as hereinafter defined) at 9:00 a.m., or at such other time as the parties may agree upon in writing (the "Closing Date"); provided, however, in no event shall the Closing Date be later than November 30, 1999. The Closing shall occur contemporaneously with the closing of the purchase and sale of the Assets pursuant to the terms of the Asset Purchase Agreement of even date herewith between Seller and Purchaser (the "Asset Purchase Agreement"). In the event the closing contemplated by the Asset Purchase Agreement does not occur, the closing contemplated by this Agreement shall not occur. Conversely, if the closing contemplated by this Agreement does not occur, the closing contemplated by the Asset Purchase Agreement shall not occur, it being the understanding and agreement of the parties hereto that both such agreements shall close simultaneously, or neither shall close. The Closing shall be effective as of 12:01 a.m. on the Closing Date. The risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of paragraph 16 below.

     The Approval Date shall be that date on which the last of the following "Conditions Precedent" have been satisfied, or waived by Purchaser: (i) the parties have approved the Assessments, as that term is hereinafter defined, and any actions to be taken in accordance therewith, all pursuant to paragraph 6(b) hereof, (ii) Seller has obtained stockholder approval of this Agreement, all pursuant to paragraph 27 hereof, and (iii) Purchaser has obtained all permits, consents and other governmental approvals necessary for it to operate the Property, as contemplated by Purchaser. Each party agrees to proceed in good faith and with all due diligence to obtain the foregoing approvals. Obtaining each of the foregoing categories of approvals is an additional "Condition Precedent" to Purchaser's performance of this Agreement. In the event these Conditions Precedent are not satisfied, or waived by Purchaser, on or before November 30, 1999, Purchaser may terminate this Agreement by notice to Seller, in which event the Earnest Money shall be returned immediately to Purchaser.

     Notwithstanding the foregoing provisions of this paragraph 3, in the event it appears reasonably probable that those approvals which have not been obtained by Purchaser by November 30, 1999, can with reasonable diligence be obtained by February 29, 2000, the outside Closing Date and the date by which the Conditions Precedent set forth in clauses (i), (ii) and (iii) of the preceding paragraph are to be satisfied, or waived by Purchaser, shall be extended to February 29, 2000. In the event of such extension, Purchaser shall proceed with all due diligence during such extension to satisfy the Conditions Precedent set forth in clauses
(i), (ii) and (iii) of the preceding paragraph, and the Approval Date shall remain the date on which the last of those Conditions Precedent is satisfied, or waived by Purchaser. Seller shall cooperate fully with Purchaser in Purchaser's efforts to satisfy said Conditions Precedent.

     At Purchaser's option, and in accordance with any requirements of the Bureau of Alcohol, Tobacco and Firearms, Purchaser may close the transaction contemplated by this Agreement, and continue its operations under the current ATF permit number assigned to the Property while the ATF permitting process continues.

     4.   Earnest Money.
          -------------

          (a) Earnest Money Deposit.  Purchaser has already deposited with
              ---------------------
     Seller $50,000.00 of the Earnest Money with Seller. Immediately following the full execution and delivery of this Agreement (which date is set forth on the signature page hereof and is referred to herein as the "Contract Date"), Purchaser shall deposit the $200,000.00 balance of the Earnest Money with the Title Company, which shall hold the Earnest Money in an interest-bearing account pursuant to the terms of this Agreement and the Joinder by Escrow Agent appended to this Agreement.

          (b) Application at Closing.  At Closing, the Earnest Money shall be
              ----------------------
     credited against the Purchase Price.

          (c) Interest.  As used herein, the term "Earnest Money" shall also
              --------
     include all interest earned on the $200,000.00 deposit contemplated by paragraph 4(a) above.

     5.   Seller's Deliveries.  Seller has delivered to Purchaser all documents
          -------------------
listed on Exhibit B hereto (the "Seller's Deliveries") in response to Purchaser's due diligence request submitted in contemplation of this Agreement.

     6.   Buyer's Environmental Investigation; Remedial Action; Escrow.
          ------------------------------------------------------------

          (a) Property Inspection.  At all times prior to Closing (the
              -------------------
     "Inspection Period"), Purchaser, its agents and representatives, shall be entitled to conduct one or more inspections of the Property, each a "Property Inspection" (provided Purchaser shall not perform any invasive or intrusive testing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed), which will include the rights to: (i) enter upon the Land and Building, on reasonable notice to Seller, to perform inspections and tests of the Property, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof (collectively, the "HVAC System"), all structural and mechanical systems within the Building, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all other equipment related to the same; (ii) further examine and copy any and all of the Seller's Deliveries; (iii) make investigations with regard to zoning, environmental (as provided in subparagraph 6(b) below), building code and other legal requirements, including, but not limited to, the environmental "Assessments" as specified in subparagraph 6(b) below, including, but not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Material (as hereinafter defined) in, under or upon the Property, or any USTs (as hereinafter defined) on or under the Land; and (iv) make or obtain market studies and real estate tax analyses. In addition, Seller shall provide Purchaser with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, with respect to any part or all of the Property.

          Notwithstanding anything to the contrary contained herein, the effect of any representations, warranties or undertakings made by Seller in this Agreement shall not be diminished, abrogated or compromised by any Property Inspection, any Assessment (as hereinafter defined), or other inspections, tests or investigations made by Purchaser, except to the extent Purchaser discovers the inaccuracy of any such representation or warranty in the course of its investigations, in which case the last paragraph of paragraph 8A shall be applicable.

          (b) Environmental Phase I and Phase II Assessments.  Purchaser or
              ----------------------------------------------
     Purchaser's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete Phase I and Phase II environmental inspections and assessments (the "Assessments") of the Property, and Seller acknowledges and consents to such Assessments, provided the same are conducted in accordance with, and subject to, the terms of this paragraph 6:

               (i) Purchaser and its consultants shall have the right, prior to Closing, to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Seller, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Property, environmental operating permits of the Property, and waste disposal practices therefrom.

               (ii) In order to facilitate the Assessments and such technical review, Seller shall extend its full cooperation (but without third-party expense to Seller) to Purchaser and its environmental consultants, including, without limitation, providing access to all files and fully and completely answering all questions. The Assessments shall evaluate the present and past uses of the Property, the current status of environmental permits related thereto, and the presence on, in or under the Land, and on land sufficiently proximate to any of the Land as to pose the risk of migration or other adverse effect on any of the Property, of any Hazardous Substances (as defined in this Agreement). In the event no constituents are found in excess of applicable groundwater or soil action levels of the Minnesota Pollution Control Agency ("MPCA"), Seller and Purchaser shall close the transaction herein described without further undertaking by Seller with respect to soil, groundwater or other physical condition of the Property.

               (iii) If, in the course of Purchaser's investigations, constituents are found in excess of applicable MPCA action levels:

                      (A) Seller shall report the same to the MPCA, as and to
               the extent required by Minn. Stat. (S)(S) 115B.17, Subd. 3 or 115C.065.

                      (B) Seller shall enroll the Property, or pertinent portion thereof, in the Voluntary Investigation and Cleanup ("VIC") program of the MPCA, pursuant to Minn. Stat.(S) 115B.175, and (x) obtain written assurances from the MPCA in a form satisfactory to Purchaser and any party providing financing to Purchaser ("Purchaser's Lender"), stating that, without any remedial action, use restrictions or deed restrictions, the Property is suitable for continuing use as an office, warehouse and manufacturing facility, and Purchaser and Purchaser's Lender will not become associated with or liable for any environmental conditions disclosed in the Assessments by purchasing or financing Property, in which case Seller and Purchaser shall close the transaction herein described without further undertaking by Seller with respect to soil, groundwater or other physical condition of the Property; or (y) if the MPCA is not willing to issue such written assurances without any remedial action, Seller shall proceed expeditiously, at no cost to Purchaser, with the preparation and submission to the MPCA of a proposed Voluntary Remedial Action Plan (or equivalent) under the VIC program ("VRAP"), reasonably acceptable to both Purchaser and Seller, setting forth the proposed remedy or remedies and otherwise meeting MPCA program criteria. Purchaser and Purchaser's consultant shall cooperate in this process, it being agreed that remedial design shall, to the maximum extent feasible, employ "risk-based" criteria appropriate to the former and prospective use of the entire Property as an industrial site and result in minimal disturbance to business operations on the Property, before and after Closing.

                      (C) At such time as the MPCA has preliminarily approved
               the VRAP, Seller shall obtain no fewer than two (2) bids from responsible and experienced remediation contractors reasonably acceptable to Purchaser, which remediation bids or proposals shall also be reasonably acceptable to the Purchaser.

                      (D) In the event (x) the implementation of the approved
               VRAP will not, in the reasonable opinion of Purchaser, result in the unreasonable disruption of business operations on the Property; and (y) Seller, Purchaser and Purchaser's lender consent and agree to the implementation of such VRAP, the performance thereof by the remediation contractor whose bid has been found acceptable by Purchaser pursuant to subparagraph (C) above, and the amount of the Remediation Escrow (hereinafter described), then Purchaser's obligation to close its purchase of the Property shall be non-contingent with respect to the environmental matters herein described.

                      (E) As used herein, "Remediation Escrow" shall mean an
               amount equal to 110% of the sum of (x) the acceptable remediation bid of the approved remediation subcontractor pursuant to subparagraph (C) above, and (y) all other costs and expenses reasonably anticipated or expended under the approved VRAP, including all costs of excavation, treatment, storage, transport, disposition or other handling, as well as all fees of Seller's engineers or consultants, MPCA administrative or staff fees, costs of insurance or other third-party costs reasonably and necessarily incurred or to be incurred with or associated with such remedial or other action, but excluding the fees and costs of counsel to Purchaser or Seller. Seller shall prepare and submit to Purchaser its breakdown of the costs comprising the Remediation Escrow immediately following the parties' approval of the VRAP, pursuant to subparagraph (B) above, and the bid of the remediation contractor, pursuant to subparagraph (C) above. In the event the amount of the Remediation Escrow exceeds $1,000,000, then, in such event, Seller shall have the right, at its election, to terminate this Agreement by notice in writing to Purchaser. In the event Seller exercises such right, all sums theretofore deposited as Earnest Money shall be immediately refunded to Purchaser, and neither Purchaser nor Seller shall have any further liability hereunder. In the event Seller does not exercise its right under this Section to so terminate this Purchase Agreement, Seller shall deposit the amount of the Remediation Escrow at the Closing Date, and funds therein shall be disbursed by the escrowee in accordance with the terms of the Environmental Remediation Escrow Agreement to be executed at Closing in the form of Exhibit E hereto.

                      (F) Seller shall diligently carry out the VRAP as soon as
               feasible, and continue the same, both before and after Closing, to the issuance of a Certificate of Completion pursuant to Minn. Stat. (S) 115B.175, Subd. 5, in favor of Purchaser and Purchaser's lender, all without expense to Purchaser, and Purchaser shall cooperate as necessary with Seller and Seller's consultant remediation contractor in this regard.

                      (G) Unless this Agreement shall have been terminated by
               Seller pursuant to subparagraph (E) above, and in the event any remediation of the Property is to go forward under the VIC program, Seller shall obtain, for the benefit of Purchaser and its lender, and deliver not later than the Closing Date, a "no association" letter pursuant to Minn. Stat. (S) 115B.178. Purchaser shall furnish Seller with all information, including information about Purchaser and Purchaser's prospective operations on the Property following Closing or otherwise reasonably required by the MPCA to process such "no association" request in a timely manner. In the event it appears reasonably probable that a no association letter will be issued by the MPCA on or before February 29, 2000, the outside Closing Date of November 30, 1999 shall be extended to February 29, 2000, so as to allow the issuance of the same prior to the Closing Date, in which event, and subject to the satisfaction or waiver of the other Conditions Precedent set forth in this Agreement, the Closing shall occur five (5) days after the no association letter has been obtained.

               (iv) The parties acknowledge that the Property has, historically, been used for manufacturing operations with respect to which neither Seller nor Purchaser have complete information or can, within the time frame prior to Closing, develop complete information, respecting off-site transportation, handling or disposal of Hazardous Substances. Both parties acknowledge that under federal and state "Superfund" laws, liability may be asserted by MPCA (or by the United States Environmental Protection Agency or other state environmental agencies having jurisdiction) with respect to past disposal of such Hazardous Substances in landfills or other locations, and that such liability is both unquantifiable and uninsurable. Upon request of Purchaser, Seller shall use all reasonable efforts to enforce its existing indemnity from DowBrands, Inc., as set forth in the Asset Purchase Agreement dated November 15, 1995, between DowBrands, Inc., and Electronic Hair Styling, Inc., for the mutual benefit of Purchaser and Seller, it being understood that Purchaser shall, to the maximum extent possible, be considered a third-party beneficiary of such indemnity.

          (c) Purchaser's Undertaking.  Purchaser hereby covenants and agrees
              -----------------------
     that it shall cause all studies, investigations and inspections (including, but not limited to, the Assessments) performed at the Property pursuant to this paragraph 6 to be performed in a manner that does not disturb or disrupt the tenancies or business operations of the Seller or of any of the Property's Tenants (as hereinafter defined). In the event that, as a result of Purchaser's exercise of its rights under subparagraphs 6(a) and 6(b), any damage occurs to the Property, then Purchaser shall promptly repair such damage, at Purchaser's sole cost and expense, so as to return the Property to substantially the same condition as exists on the Contract Date. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses, incurred or sustained by the claim of any person made by reason of Purchaser's activities as permitted pursuant to this paragraph 6. This covenant shall survive the termination of this Agreement.

          (d) Confidentiality.  Each party agrees to maintain in confidence, and
              ---------------
     not to disclose to third parties, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser's investigation of the Property and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, prospective lenders, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, the "Representatives") to the extent that such Representatives reasonably need to know such information and data in order to assist and perform services on behalf of Purchaser or Seller; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (as hereinafter defined); (iii) to the Tenants in connection with meetings/interviews to be conducted with the Tenants; and
     (iv) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

     7.   Title and Survey Matters.
          ------------------------

          (a) Conveyance of Title.  At Closing, Seller agrees to deliver to
              -------------------
     Purchaser a warranty deed (the "Deed"), in recordable form, conveying the Property to Purchaser, or to Purchaser's assignee pursuant to paragraph 18 hereof, free and clear of all liens, claims and encumbrances, except for the following items (the "Permitted Exceptions"): (i) those matters listed on Exhibit C hereto; (ii) those additional matters that may be specifically approved, in writing, by Purchaser during the Inspection Period; (iii) the rights of Tenants as tenants under the leases described on Exhibit C (the "Leases"); and (iv) matters disclosed by the July 16, 1999 survey prepared by Gregory R. Prasch (the "Survey").

          (b) Title Commitment.  Purchaser has obtained a title commitment (the
              ----------------
     "Commitment") issued by Commercial Partners Title, LLC (the "Title Company") in File No. 14184, for an owner's title insurance policy (the "Title Policy"), ALTA Policy Form B-1992, in the amount of the Purchase Price, showing fee simple title to the Property in Seller, subject only to
     (i) the Permitted Exceptions; (ii) certain liens in favor of Congress Financial Corporation and Cargill Leasing Corporation (which liens are to be satisfied by Seller at Closing, in the case of Congress Financial Corporation, or are to be assumed by Purchaser, in the case of Cargill Leasing Corporation); (iii) highway and easement rights at paragraph 24 of Schedule B of the Commitment, which title exception Seller shall cause to be removed prior to Closing; and (iv) matters disclosed by the Affidavit noted in paragraph 26 of Schedule B, which exception shall be deleted in its entirety or shown as an informational note only upon the issuance of the Title Policy. At Closing, the Title Policy shall have all standard and general printed exceptions deleted so as to afford full "extended form coverage," and shall further include ALTA Restriction Endorsement No. 1; ALTA Zoning Endorsement No. 3.1 (including parking); an endorsement certifying that the real estate tax statements pertaining to the Property do not include taxes pertaining to any other real estate; an access endorsement; a contiguity endorsement; a creditors' rights endorsement; and such other endorsements, if any, as are required by Purchaser or Purchaser's lenders. As a Condition Precedent to Purchaser's obligation to close the transaction described in this Agreement, the Commitment shall be later-dated to cover the Closing and the recording of the Deed, and the Title Company shall deliver the Title Policy to the Purchaser concurrently with the Closing, all in conformity with the foregoing provisions of this paragraph 7(b).

          (c) Survey.  Purchaser has obtained the as-built Survey of the
              ------
     Property, prepared by a surveyor duly registered in the State of Minnesota, and certified by said surveyor as having been prepared in accordance with the minimum detail and classification requirements of the land survey standards of the American Land Title Association.

          (d) UCC Searches.  Purchaser has obtained current searches of all
              ------------
     Uniform Commercial Code financing statements filed with the Secretary of State of Minnesota, and the appropriate county official, against Seller and the Property (the "Searches").

          (e) Defects and Cure.  The items described in this paragraph 7 are
              ----------------
     collectively referred to as "Title Evidence". If, between the respective dates of the various Title Evidence and the Closing Date, updated Title Evidence discloses unpermitted claims, liens, exceptions or conditions (the "Defects"), Purchaser shall notify Seller in writing of any Defects. Purchaser's failure to so notify Seller at or prior to Closing shall result in Purchaser's acceptance of title as disclosed in the updated Title Evidence. Seller shall cure any Defects; however, Seller shall have no obligation to expend in excess of $250,000.00 to cure Defects, except for liens of an ascertainable amount which Seller shall cause to be released at Closing. Seller agrees to remove any exceptions or encumbrances to title which are created by, through or under Seller after the Contract Date. If Seller does not cure all Defects, or if Seller does not cause all Defects to be insured over by the Title Company, then Purchaser may terminate this Agreement by written notice to the Seller given within ten (10) days after the date the Closing was to have occurred but for the Purchaser's objections to Defects, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability to the other hereunder, except as otherwise provided in this Agreement.

     8A.  Seller's Representations and Warranties.  Seller represents and
          ---------------------------------------
warrants to Purchaser that the following matters are true as of the Contract Date and shall be true in all material respects as of the Closing Date.

          (a) Title.  Other than as described in paragraph 7(b) hereof, the
              -----
     Seller is the legal fee simple title holder of the Property, and, other than with respect to the Permitted Exceptions, has or will at Closing have good, marketable and insurable title to the Property, free and clear of all mortgages and security interests, leases, agreements and tenancies (other than the Leases), licenses, claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title to the Property.

          (b) Y2K Compliance.  Seller has made or has caused to be made an
              --------------
     examination and evaluation of the various computer systems which are integral to the Property, including, without limitation, any computer systems utilized in the operation and/or maintenance of the HVAC system, elevators, electrical and security systems, for the Building, and has disclosed the extent and results of that examination and evaluation to Purchaser.

          (c) Defaults.  Seller is not in default under any of the documents,
              --------
     recorded or unrecorded, referred to in the title commitment, or under any of the Seller's Deliveries listed in Exhibit B hereto.

          (d) Contracts.  The only contracts ("Contracts") of any kind relating
              ---------
     to the management, leasing, operation, maintenance or repair of the Property are those which have been disclosed to Purchaser as part of the Seller's Deliveries.

          (e) Physical Condition.  Within the three (3) year period prior to the
              ------------------
     Contract Date, Seller has not received any written notice or written report from any Governmental Authority or third party alleging the existence of any patent or latent structural or other physical defect or deficiency in the condition of the Property, or any component or portion thereof, that would or could impair or impose costs upon the use, occupancy or operation of the Property, and that has not been fully corrected. Within the three
     (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or third party alleging the existence of any defect or deficiency in the Building, the structural elements thereof, the mechanical systems (including, without limitation, all HVAC Systems, plumbing, electrical, elevator, security, utility and sprinkler systems) therein, or the roof of the Building which has not been fully corrected, other than notice from the MPCA concerning requirements for creating containment areas by installing curbs around interior storage areas, which Seller has disclosed to Purchaser.

          (f) Utilities.  Within the three (3) year period prior to the Contract
              ---------
     Date, Seller has not received any written notice or written report from any Governmental Authority or Tenant alleging that any water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Property as it is now being operated, and as required for operation of the Building, was not installed and connected pursuant to valid permits, is inadequate to service the Property, or is not in good operating condition. Within the three (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or Tenant alleging that any fact or condition exists that would or could result in the termination of impairment of the furnishing of service to the Property of water, sewer, gas, electric, telephone, drainage or other such utility services. Within the three (3) year period prior to the Contract Date, Seller has not received any written notice or written report from any Governmental Authority or Tenant alleging that the equipment servicing the Property is not in full compliance with all applicable governmental laws, rules and regulations.

          (g) Employees.  Seller has identified to Purchaser all of Seller's
              ---------
     employees employed in the management and operation of the Property, and has provided Purchaser a listing of their respective job titles and responsibilities. As of the Contract Date, there exist no employment or employment-type disputes between Seller, or any Seller-related entity, and any of Seller's employees who are employed in the management or operation of the Property.

          (h) Compliance with Laws and Codes.  Seller has received no written
              ------------------------------
     notice of any violations (collectively, "Violations" and individually, a "Violation") of any applicable local, state or federal laws, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Property or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale of the Property, including, without limitation, building, health and environmental laws, regulations and ordinances, any equal access opportunity laws, regulations and ordinances (collectively, "Legal Requirements"), whether or not officially noted or issued, other than notice from the MPCA concerning requirements for creating containment areas by installing curbs around interior storage areas, which Seller has disclosed to Purchaser.

          (i)   Litigation. There are no actions, suits, proceedings, claims,
                ----------
     orders, decrees or judgments affecting Seller, its business, prospects or conditions (financial or otherwise), or the Property, or any portion thereof, or relating or arising out of the ownership or operation of the Property or any portion thereof which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or governmental instrumentality, except as disclosed in Exhibit D. Seller is not now a party to any litigation affecting the Property, and, to the best of Seller's knowledge, no litigation has been threatened. There is no litigation pending, nor, to the best of Seller's knowledge, threatened which would affect the Property or Purchaser after Closing.

          (j)   Insurance.  Seller now has in force casualty, liability and
                ---------
     business interruption insurance relating to the Property. Seller has received no written notice from any insurance carrier of any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof.

          (k)   Seller's Deliveries.  All Seller's Deliveries (as defined in
                -------------------
     Exhibit B) are complete, accurate, true and correct in all material respects, and accurately set forth the subject matter thereof. There has been no material adverse change in any of the information and other disclosures set forth in Seller's Deliveries since the respective dates thereof. Notwithstanding the generality of the foregoing, with respect to those portions of Seller's Deliveries prepared by third parties, Seller's representations and warranties are limited to Seller's knowledge, without independent inquiry.

          (l)   Rezoning.  There is not now pending, and Seller has received no
                ---------
     written notice of, any threatened proceeding for the rezoning of the Property or any potion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof.

           (m)  Authority.  The execution and delivery of this Agreement by
                ---------
     Seller, and the performance of this Agreement by Seller, are to be presented by Seller's board of directors to Seller's shareholders for due authorization, pursuant to paragraph 27 hereof, and, once so authorized, this Agreement shall be binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under or acceleration of any agreement to which Seller is a party or by which Seller or the Property is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

          (n)   Real Estate Taxes.  The most recent real estate tax statements
                -----------------
     (and the only real estate tax statements applicable to) the Property are described in Exhibit B. Except as set forth on Exhibit B, Seller has not received written notice of any proposed increase in the assessed valuation of the Property. There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser, institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year. There are no outstanding agreements with attorneys or consultants with respect to real estate taxes that will be binding on Purchaser or the Property after the Closing.

          (o) Easements and Other Agreements.  Seller is not in default in
              ------------------------------
     complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

          (p) United States Person.  Seller is a "United States Person" within
              --------------------
     the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an "Entity Transferor" or "FIRPTA" certification at Closing.

          (q) Existing Indebtedness on the Property.  To the best of Seller's
              -------------------------------------
     knowledge, the Existing Financing (as hereinafter defined) is in full force and effect, and, to the best of Seller's knowledge, Seller is not in default thereunder. Seller will (and is legally entitled to), on or before the Closing Date, obtain a release of the Assets and Property from the lien of Congress Financial Corporation (of record and in fact), and Purchaser shall assume or pay off the liens in favor of Cargill Leasing Corporation.

          (r) Condemnation.  Seller has received no written notice of any
              ------------
     pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.

     The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 8A as a result of any of Seller's representations and warranties being untrue, inaccurate or incorrect, if Purchaser has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The representations and warranties of Seller contained in this paragraph 8A will survive the Closing for a period of eighteen (18) months after the Closing, and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     8B.  Purchaser's Representations and Warranties.  Purchaser represents and
          ------------------------------------------
warrants to Seller that the following are true as of the Contract Date and shall be true in all material respects as of the Closing Date.

          (a) Purchaser's Inspection.  Prior to the end of the Inspection
              ----------------------
     Period, Purchaser will have had a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser acknowledges that, except for Seller's representations and warranties expressly set forth in paragraphs 8A and 10 (the "Seller Representations"), Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

          (b) As-Is Sale.  Except for the Seller Representations, the Property
              ----------
     shall be sold, and Purchaser shall accept possession of the Property on the Closing Date, on an "as is where is, with all faults" basis, with no right of set-off or reduction in the Purchase Price. Purchaser acknowledges that, except for the Seller Representations, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller or any employee, agent or broker of Seller as to any matters concerning the Property including: (1) the condition or safety of the Property or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, foundations, lot size or suitability of the Property or its improvements for a particular use or purpose; (2) whether the appliances, plumbing or utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) the fitness of any personal property; (5) whether the improvements are structurally sound, in good condition, or in compliance with applicable city, county, state or federal statues, codes or ordinances; (6) the profitability or losses or expenses relating to the Property; and (7) the legal or tax consequences of this Agreement or the transactions contemplated hereby.

          (c) Formation.  Purchaser is a duly formed and validly existing
              ---------
     corporation organized under the laws of Minnesota. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (d) Litigation.  There are no actions, suits or proceedings pending
              ----------
     or, to the knowledge of Purchaser, threatened against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

          (e) Compliance.  Neither the execution, delivery or performance of
              ----------
     this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to the Purchaser's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority binding on Purchaser, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument. No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

          (f) Financing Commitments.  Purchaser has delivered to Seller copies
              ---------------------
     of current financing commitments, which Purchaser represents are binding commitments to finance the transaction contemplated by this Agreement, subject only to the conditions stated in those commitments, which conditions Purchaser shall make diligent efforts to satisfy, and to the Conditions Precedent set forth in this Agreement.

     9.   Covenants of Seller.  Effective as of the execution of this Agreement,
          -------------------
Seller hereby covenants with Purchaser as follows:

          (a) New Leases.  Subsequent to the Contract Date, Seller shall neither
              ----------
     amend any Lease in any material respect nor execute any new lease, license or other agreement affecting the ownership or operation of the Property, without Purchaser's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. Should Purchaser consent, in its sole discretion, or be deemed to have consented to any such new lease, license or other agreement affecting the ownership or operation of the Property, and such lease, license or other agreement calls for the Property owner to pay for commissions, tenant improvements or other inducements, and provided this transaction is consummated, then, at Closing, said amounts shall be prorated between Purchaser and Seller based upon the number of days the benefits under such lease, license or other agreement inured to the benefit of Seller prior to Closing and to Purchaser after Closing.

          (b) New Contracts.  Subsequent to the Contract Date, Seller shall not
              -------------
     enter into any contract with respect to the ownership or operation of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not more than thirty
     (30) days notice. Should Purchaser consent, in its sole discretion, to any such new agreement affecting the ownership or operation of the Property, and such new agreement calls for the Property owner to pay monies or other inducements, and provided this transaction is consummated, then, at Closing, said amounts shall be prorated between Purchaser and Seller based upon the number of days the benefits under such new agreement inured to the benefit of Seller prior to Closing and to Purchaser after Closing.

          (c) Insurance.  The Seller shall maintain its current insurance
              ---------
     policies, and keep the same continuously in force and effect through and including the Closing Date.

          (d) Operation of Property.  Seller shall operate and manage the
              ---------------------
     Property in a manner consistent with past practices, maintaining present services, and shall maintain the Property in its present condition, normal wear and tear and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof); shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property consistent with past practices; and shall perform, when due, all of Seller's obligations under the Leases, Contracts, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, Seller shall deliver the Property at Closing in substantially the same condition as it is on the Contract Date, reasonable wear and tear excepted and loss due to fire or other casualty excepted (as provided in paragraph 16 hereof), and shall terminate, as of the Closing Date, the Contracts, unless otherwise advised to the contrary by Purchaser, in writing.

          (e) Pre-Closing Expenses.  Except as otherwise provided in
              --------------------
     subparagraphs 9(a) and 9(b) hereof, Seller has paid or will pay in full, when due, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Property have been or will, by the Closing, be completed and will be paid for in full when payment is due.

          (f) No Assignment.  After the Contract Date and prior to Closing,
              -------------
     Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein.

          (g) Availability of Records.  Upon Purchaser's request, for a period
              -----------------------
     of two (2) years after Closing, Seller shall use good faith efforts to (i) make all records relating to the Property and the operation thereof available to Purchaser for inspection, copying and audit by Purchaser's designated accountants; and (ii) cooperate with Purchaser (without any expense to Seller) in obtaining any and all permits, licenses, authorizations and other Governmental Approvals necessary for the operation of the Property.

          (h) Change in Conditions.  Seller shall promptly notify Purchaser of
              --------------------
     any change in any condition with respect to the Property or of the occurrence of any event or circumstance that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Purchaser under this Agreement incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Purchaser under this paragraph 9(h) shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

     All covenants made in this Agreement by Seller shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing. The covenants of Seller contained in this paragraph 9 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach of such covenant must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice of commence an action on any such alleged breach within the time period as specified herein shall constitute a waiver of any such claim.

     10.  Warranties and Agreements.
          -------------------------

          (a) Definitions.  Unless the context otherwise requires:
              -----------

               (1) "Environmental Law" or "Environmental Laws" shall mean: (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended;
          (iii) the Emergency Planning and Community Right to Know Act, as amended; (iv) the Clean Air Act, as amended; (v) the Clean Water Act, as amended; (vi) the Toxic Substances Control Act, as amended; (vii) the Hazardous Materials Transportation Act, as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act, as amended; (ix) the Safe Drinking Water Act, as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i)-(ix) of this subparagraph
          (a); (xi) any amendments to the statutes, laws or ordinances listed in parts (i)-(x) of this subparagraph (a), regardless of whether the same are still in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph (a); and
          (xiii) any other law, statute, ordinances, amendment, rule, regulation, guideline, directive, order or the like in effect relating to environmental, health or safety matters.

               (2) "Governmental Authorities" shall mean any commission, department or body of any municipal, township, county, state or federal governmental unit having jurisdiction over the Property or the management, operation, use or improvement thereof.

               (3) "Hazardous Conditions" refers to the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of that fails to comply with the most stringent standards now or on the Closing Date applicable or relevant or appropriate under applicable Environmental Laws.

               (4) "Hazardous Material" shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs and asbestos. The term "Hazardous Material" does not include usual and customary office, cleaning and other supplies in amounts necessary for the normal operation, maintenance and/or occupancy of the Property.

               (5) "Release" shall have the meaning found in 42 U.S.C.
          (S)9601(22) and shall include migration.

               (6) "Remedial Action" shall mean any and all corrective action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Hazardous Conditions, including the Contamination (defined below), whether voluntary or mandatory, and all studies, assessments or investigations performed to determine if such actions are necessary or appropriate, all occurring on or after the Contract Date.

               (7) "Qualified Consulting Firm" shall mean the environmental consulting firm selected by Purchaser.

          (b) Warranties.  Except as disclosed in the February 14, 1996 Phase I
              ----------
     Environmental Assessment prepared for Seller by The Forrester Group, as updated by the Update Report dated March 28, 1999, to Seller's best knowledge, during the period of Seller's ownership of the Property:

               (1) The Property has been and continues to be owned and operated in compliance with all Environmental Laws.

               (2) There have been no past and there are no pending or threatened written claims, complaints, notices or requests for information received by Seller with respect to any alleged violation of any Environmental Law with respect to the Property, or written claims, complaints, notices or requests for information to Seller regarding potential or alleged liability under any Environmental Law with respect to the Property.

               (3) There have been no Releases of Hazardous Materials at, on, under or about the Property.

               (4) No conditions exist at, on or under the Property that, with the passage of time or the giving of notice or both, would constitute a Hazardous Condition or give rise to liability under any Environmental Law.

               (5) Seller has not received any written notice or written report from any Governmental Authority or third party alleging that Seller has not been issued or is not in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses or other authorizations from applicable Governmental Authorities relating to Environmental Laws with respect to the Property.

               (6) The Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other similar state list of sites requiring Remedial Action.

               (7) Seller has not transported or arranged for the transportation of any Hazardous Material from the Property to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other similar state list, or that is the subject of federal, state or local enforcement actions or other investigations that may lead to claims against Seller for any Remedial Action, damage to natural resources or personal injury, including, but not limited to, claims under CERCLA.

               (8) There are no active or inactive underground storage tanks ("USTs") at the Property. Seller has not removed or abandoned any USTs at the Property, and Seller has no knowledge of the existence, abandonment or removal of USTs at the Property.

               (9) There are no polychlorinated biphenyls ("PCBs") or friable or damaged asbestos at the Property; Seller has not removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Property; and Seller has no knowledge of the previous existence of any PCBs or damaged or friable asbestos at the Property.

               (10) No property neighboring or adjacent to the Land has a Hazardous Condition in, on or under said property.

          (c) Survival of Warranties.  The warranties made in subparagraph 10(b)
              ----------------------
     of this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to subparagraph 10(b) as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in subparagraph 10(b) will survive the Closing for a period of eighteen
     (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     11.  Additional Conditions Precedent to Closing.  In addition to the other
          ------------------------------------------
conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Purchaser's obligation to close hereunder:

          (a) Physical Condition.  The physical condition of the Property shall
              ------------------
     be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage (as defined in paragraph 16 hereof).

          (b) Pending Actions.  At Closing, there shall be no administrative
              ---------------
     agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser's sole discretion, materially and adversely affect the value or marketability of the Property, or the ability of Purchaser to operate the Property in the manner it is being operated on the Contract Date.

          (c) Real Estate Taxes.  As of the Closing Date, there shall have been
              -----------------
     no actual or pending reassessment of the value of the Property for the purpose of calculating real estate taxes.

          (d) Zoning.  On the Closing Date, no proceedings shall be pending or
              ------
     threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental or code requirements applicable to) the Property, or any portion thereof, or any property adjacent to the Land.

          (e) Flood Insurance.  As of the Closing Date, if the Land is located
              ---------------
     in a flood plain, Purchaser shall have obtained flood plain insurance in form and substance acceptable to Purchaser.

          (f) Utilities.  On the Closing Date, no moratorium or proceeding shall
              ---------
     be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Property.

          (g) Other Agreements and Documents.  On the Closing Date, Seller shall
              ------------------------------
     have executed and delivered to Purchaser the following agreements between Seller and Purchaser: the Asset Purchase Agreement, the Lease to Seller and the Contract Manufacturing Agreement, together with the documents contemplated by the foregoing agreements, and together with the documents described in paragraph 13 hereof.

          (h) Material Adverse Change.  As of the Closing Date, there shall have
              -----------------------
     been no material adverse change with respect to the Property occurring after the Contract Date.

     12.  Leases - Conditions Precedent and Warranties with Respect Thereto.
          -----------------------------------------------------------------
With respect to each of the tenants (the "Tenants") listed on Exhibit C, Seller represents and warrants to Purchaser as follows, the ongoing truth of the following being a Condition Precedent to Purchaser's obligation to close:

          (a) Each of the Leases is in full force and effect according to the terms set forth therein, and has not been modified, amended or altered, in writing or otherwise. Each Tenant is legally required to pay all sums and perform all obligations set forth in the Leases, without concessions, abatements, offsets or other bases for relief or adjustment, except as set forth therein.

          (b) Seller, as landlord, is not in default under any of the Leases. All obligations of the landlord under the Leases that accrue to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made in all cases), and each Tenant has unconditionally accepted landlord's performance of such obligations. No Tenant has asserted in writing any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease.

          (c) No Tenant is in material default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease, other than Minnetonka Brands. Seller has disclosed the full extent of Minnetonka Brands' default as of the Contract Date, and will on the Closing Date disclose the extent of default on that date. No Tenant has prepaid any rent or other charge more than thirty (30) days in advance of its due date.

          (d) There are no brokers' commissions, finders' fees or other charges payable or to become payable to any third party on behalf of Seller as a result of or in connection with any Lease or any transaction related thereto.

          (e) No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Leases, is pending nor to the best of Seller's knowledge, threatened, whether in any tribunal or informally. None of the Tenants has questioned or contested any expense reimbursements or pass-throughs under any of the Leases.
     Seller is and shall remain responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter relating to periods prior to the Closing Date, and all damages, losses, expenses and costs related thereto.

     The warranties made in this paragraph 12 by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this paragraph 12 as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing, and Purchaser nevertheless closes the transfer of title hereunder. The warranties of Seller contained in this paragraph 12 will survive the Closing for a period of eighteen (18) months after the Closing; and (i) any claim based upon any alleged breach must be alleged (in writing) within such eighteen (18) month period, and (ii) any action based upon any such alleged breach must be commenced within twenty-four (24) months after Closing. Failure to give notice or commence an action on any such alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     13.  Seller's Closing Deliveries.  At Closing (or at such other times as
          ---------------------------
may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance acceptable to Purchaser:

          (a) Deed.  The Deed, executed by Seller, in recordable form conveying
              ----
     the Property to Purchaser free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions.

          (b) General Assignment.  An assignment, executed by Seller, to
              ------------------
     Purchaser of all right, title and interest of Seller and its agents in and to all matters relating to the use and operation of the Property, including, but not limited to, the Governmental Approvals, to the extent assignable, which assignment shall list and identify, without limitation, on an exhibit thereto, all licenses, permits and approvals pertaining to the Building, the issuer and date thereof, and the expiration date, if any, related thereto.

          (c) Assignment of Contracts.  An assignment, executed by Seller, to
              -----------------------
     Purchaser of those of the Contracts that Purchaser may elect in writing to assume (the "Assigned Contracts"), with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with the Assigned Contracts and relating to the period of time prior to Closing, and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the Assigned Contracts and relating to the period of time after the Closing. Seller shall also assign all guarantees and warranties given to Seller in connection with the operation, construction, improvement, alteration or repair of the Property.

          (d) Assignment of Leases.  An assignment of the Leases (including all
              --------------------
     security deposits and/or other deposits thereunder), with the reciprocal indemnity provisions described in clause (d) above.

          (e) Keys.  Keys to all locks located in the Building.
              ----

          (f) Affidavit of Title and ALTA Statement.  An Affidavit of Title and
              -------------------------------------
     an ALTA Statement, each executed by Seller and in form and substance acceptable to the Title Company.

          (g) Letters to Tenants.  Letters executed by Seller, addressed to all
              ------------------
     Tenants, in form approved by Purchaser, notifying all Tenants of the transfer of ownership and directing payment of all rents accruing after the Closing Date to be made to Purchaser or at its direction.

          (h) Original Documents.  To the extent not previously delivered to
              ------------------
     Purchaser, originals of the Leases, Assigned Contracts and Governmental Approvals, or, if originals are not available, Seller certified copies of such documents.

          (i) Closing Statement.  A closing statement conforming to the
              -----------------
     proration and other relevant provisions of this Agreement.

          (j) Plans and Specifications.  All plans and specifications with
              ------------------------
     respect to the Building in Seller's possession or under Seller's control.

          (k) Tax Statements.  Copies of the most currently available tax
              --------------
     statements.

          (l) Entity Transfer Certificate.  Entity Transfer Certification
              ---------------------------
     confirming that Seller is a "United States Person" within the meaning of
     Section 1445 of the Internal Revenue Code of 1986, as amended.

          (m) Other.  Such other documents and instruments as may reasonably be
              -----
     required by Purchaser, its (or its lenders') counsel or the Title Company, and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

     After Closing, Seller shall execute and deliver to Purchaser such further documents and instruments as Purchaser shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

     14.  Prorations and Adjustments.  The following shall be prorated and
          --------------------------
adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

          (a) The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Purchaser.

          (b) Purchaser and Seller shall divide the cost of any escrows hereunder equally between them.

          (c) Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices.

          (d) Amounts paid or payable under the Assigned Contracts shall be prorated.

          (e) All general real estate, personal property and ad valorem taxes payable for the current year applicable to the Property shall be prorated on a calendar year basis, utilizing actual final tax statements, if available prior to Closing. If such statements are not available, then such taxes shall be prorated on the basis of the most currently available tax statements for the Property and promptly re-prorated upon the issuance of final statements therefor, and any amounts due from any party to the other shall be paid in cash at that time. Prior to or at Closing, Seller shall pay or have paid all tax statements that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Purchaser and the Title Company. Each party's respective obligations to re-prorate real estate taxes shall survive the Closing for a period of eighteen (18) months and shall not merge into any instrument of conveyance delivered at Closing.

          (f) All assessments, general or special, levied or pending, as of the Closing Date, shall be paid by Seller at or before Closing.

          (g) All base rents and other charges, including, without limitation, all additional rent, shall be prorated at Closing. At the time(s) of final calculation and collection from Tenants of additional rent for 1999 there shall be a re-proration between Seller and Purchaser as to additional rent adjustments, with such re-prorations being payable to the appropriate recipient. Such re-proration shall be paid upon Purchaser's presentation of its final accounting to Seller, certified as to accuracy by Purchaser on or before March 1, 2000. The parties' respective obligations to re-prorate additional rent shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing.

          Seller shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Closing Date and all security deposits in Seller's possession or control, provided that no credit shall be made to Purchaser for security deposits that have been applied to a tenant's obligations in accordance with the terms of such tenant's lease. Rents that are delinquent as of the Closing Date ("Delinquent Rents") shall not be prorated on the Closing Date. Purchaser shall include such Delinquent Rents in its normal billing and shall use reasonable efforts in the collection thereof after the Closing Date (but Purchaser shall not be required to litigate, declare a default in any lease or expend material amounts of money in connection with such attempted collection). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward reasonable costs of collection, then current rent owed to Purchaser in connection with the applicable lease for which such payments are received, and any excess monies received shall be applied toward the payment of any Delinquent Rents in reverse order of delinquency, with Seller's share thereof being promptly delivered to Seller. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller, provided Seller may not seek to evict such tenant or otherwise terminate its lease or right of possession. With respect to Delinquent Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

          (h) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

     For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing. Items of income and expense for the period prior to the Closing Date will be for the account of Seller, and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.

     15.  Closing Expenses.  Seller shall pay the costs of updating the
          ----------------
abstract(s) of title for the Property and of the title insurance commitment issued by the Title Company. Purchaser shall pay the cost of the Title Policy. Seller shall pay the cost of the Survey and of all documentary and state, county and municipal transfer taxes relating to the conveyance contemplated herein. Each party shall pay one-half of the cost of any escrows hereunder. Notwithstanding the foregoing, Seller's obligations under the preceding sentences of this paragraph 15 are limited to a cap of $50,000.00. Each party shall pay its own legal, accounting and other expenses associated with the transaction contemplated by this Agreement, whether or not consummated.

     16.  Destruction, Loss or Diminution of Property.  If, prior to Closing,
          -------------------------------------------
all or any portion of the Property is damaged by fire or other casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

          (a) If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, "repair and/or replacement") is $200,000.00 or less, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the repair and/or replacement. Any casualty insurance or condemnation proceeds shall be the sole property of Seller.

          (b) If the aggregate cost of repair and/or replacement is greater than $200,000.00, in the opinion of Purchaser's and Seller's respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (ii) proceed to close subject to (1) a credit against the Purchase Price in the amount of the deductible under the applicable insurance policies, and (2) an assignment of the proceeds of Seller's casualty insurance for all such Damage (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be assigned to Purchaser.

          (c) In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in Minnesota who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

     17.  Default/Failure of Condition Precedent.
          --------------------------------------

          (a) Default by Seller.  Except as otherwise provided herein, if any of
              -----------------
     Seller's representations and warranties contained herein shall not be true and correct on the Contract Date and continuing thereafter through and including the Closing Date, or if Seller shall have failed to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), Purchaser may elect either to (i) terminate Purchaser's obligations under this Agreement by written notice to Seller, in which event the Earnest Money shall be returned immediately to Purchaser; or (ii) except as otherwise provided in this Agreement, pursue an action for specific performance of this Agreement to compel Seller to perform its obligations under this Agreement.

          (b) Default by Purchaser.  In the event Purchaser defaults in its
              --------------------
     obligations to close the purchase of the Property, then Seller's sole and exclusive remedy shall be to retain the Earnest Money and receive an additional $200,000.00 from Purchaser, the total $450,000.00 amount being fixed and liquidated damages for Purchaser's default, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages. Seller shall have no other remedy for any default by Purchaser. The total $450,000.00 liquidated damage amount represents the total liquidated damages in the event of default by Purchaser under either this Agreement, the Asset Purchase Agreement, or both this Agreement and the Asset Purchase Agreement.

          (c) Failure of a Condition Precedent.  In the event any Condition
              --------------------------------
     Precedent described herein shall not at or before Closing have been fulfilled or waived in writing by the Purchaser, then Purchaser may, at Closing, elect to terminate its obligations under this Agreement, in which event the Earnest Money shall be returned immediately to Purchaser.

     18.  Successors and Assigns.  The terms, conditions and covenants of this
          ----------------------
Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to any related entity, including (i) a wholly-owned subsidiary of Purchaser ("Affiliate"), (ii) an entity owned or controlled by Purchaser or an Affiliate, (iii) an entity which owns or controls Purchaser, or
(iv) an entity which is owned or controlled by either one or both of Purchaser's owners, namely, Robert O. Vaa or Wallace R. Hlavac. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Purchaser shall also have the right, exercisable prior to Closing, to designate any such related entity as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Seller at Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), and the assignor shall remain liable hereunder. In the event that any such related entity shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question.

     19.  Dispute Resolution.
          ------------------

          (a) Initial Meeting.  In the event that there is a dispute arising out
              ---------------
     of or relating to this Agreement, the parties shall attempt in good faith to resolve such dispute promptly by negotiation between the parties.
     Either party may give the other party written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within ten (10) days of the delivery of the Notice of Dispute, the parties shall meet at the Property to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided herein.

          (b) Mediation.  If the dispute has not been resolved by negotiation
              ---------
     within thirty (30) days of the delivery of a Notice of Dispute, or if the parties have failed to meet within ten (10) days of the Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties shall select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

          (c) Binding Arbitration.  Any controversy or claim arising out of or
              -------------------
     relating to this Agreement or any agreement or document in connection therewith, the breach, termination or validity thereof, or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section or the selection of arbitrators), if not settled by negotiation or mediation as provided in subparagraphs 19(a) and (b) above, shall be settled by arbitration in Minneapolis, Minnesota, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators.
     Either party may initiate arbitration from and after sixty (60) days following the delivery of a Notice of Dispute, if the dispute has not then been settled by negotiation or mediation. The arbitrators shall be appointed by the parties as provided by CPR Rule 5, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. (S)1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

          (d) Discovery.  Each party shall have discovery rights as provided by
              ---------
     the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within sixty (60) days of the initiation of arbitration.

          (e) Expeditious Proceedings.  It is the intent of the parties that any
              -----------------------
     arbitration shall be concluded as quickly as reasonably practicable.
     Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the foregoing time limits shall not be a basis for challenging the award.

          (f) Attorneys' Fees.  The arbitrators may instruct the non-prevailing
              ---------------
     party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party, but only for the prevailing party that shall have complied with the provisions of subparagraphs 19(a) and (b) above. In the absence of such instruction, each party shall be instructed to bear its own costs and to pay its proportionate share of the fees and expenses of the arbitrators.

          (g) Enforcement of Awards.  Each party agrees that any legal
              ---------------------
     proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in Minneapolis, Minnesota, and each party hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

          (h) Equitable Relief.  Nothing herein shall be construed to prevent
              ----------------
     either party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this paragraph 19.

     20.  Notices.  Any notice, demand or request which may be permitted,
          -------
required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

     Seller:             John D. Hellmann
                         Lamaur Corporation
                         5601 East River Road
                         Fridley, MN  55432-6198
                         Fax: 612.572.2885

     With a Copy to:     Eric H. Galatz
                         Leonard, Street and Deinard, P.A.
                         150 South Fifth Street, Suite 2300
                         Minneapolis, MN  55402
                         Fax: 612.335.1657

     And:                Howard Clowes
                         Gray Cary Ware Freidenrich
                         139 Townsend Street, Suite 400
                         San Francisco, CA  94107

     Purchaser:          Tiro Industries, Inc.
                         Attn:  Robert O. Vaa
                         2700 East 28th Street
                         Minneapolis, MN  55406
                         Fax: 612.722.1464

     With a Copy to:     Richard E. Poston
                         1314 Marquette Avenue, Suite 805
                         Minneapolis, MN  55403-4121
                         Fax:  612.317.1042

     And:                John B. Winston
                         Winston Law Office
                         4420 IDS Center
                         80 South 8th Street
                         Minneapolis, MN  55402
                         Fax: 612.338.6351

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) on the first business day following transmission by facsimile to the number indicated; or (iv) two (2) business days after being deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid.

     21.  Benefit.  This Agreement is for the benefit only of the parties hereto
          -------
and their nominees, successors, beneficiaries and assignees as permitted in paragraph 18, and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

     22.  Limitation of Liability.  Upon the Closing, Purchaser shall neither
          -----------------------
assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Purchaser shall not assume or otherwise become responsible for any liabilities of Seller, except those Contracts which are assigned to Purchaser by Seller and which are assumed by Purchaser pursuant to this Agreement. Seller will indemnify Purchaser for all liabilities, except those expressly assumed by Purchaser. Without limiting the foregoing, (i) Purchaser shall have no obligation to employ any of Seller's employees currently employed at the Property, except as provided in paragraph 29, and (ii) all employee-related liabilities and obligations, whether for salary, benefits, benefits continuation, pension/retirement, 401(k) plans or programs, severance, notice under the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, or any other federal, state or local laws or otherwise, shall be the responsibility of Seller, except to the extent Purchaser fails to comply with paragraph 29. Again, without limiting the foregoing, all accrued liability for employee vacation time shall be and remain the responsibility of Seller, notwithstanding the fact that various employees of Seller may be offered employment with or become employees of Purchaser. Notwithstanding the foregoing, but again without creating any obligation or liability for Purchaser, Seller and Purchaser shall work cooperatively with respect to any hiring of Seller's employees that Purchaser may elect to employ, such that Purchaser shall not solicit employees of Seller whom Seller desires to retain as employees, and such that Seller shall encourage those of its employees whom it does not desire to retain, and whom Purchaser desires to hire, to enter the employ of Purchaser. Purchaser shall in no event be liable and assumes no obligation or liability with respect to any benefits or employee/welfare benefit plans to any employees or former employees of Seller, and in any event shall assume no liability to any such employees regardless of whether they become employees of Purchaser, for employee benefits or welfare benefits attributable to periods prior to Closing. Seller shall have the obligation to notify its employees of any benefits and/or rights to benefits continuation available under federal, state or local laws, including, without limiting the foregoing, the Consolidated Omnibus Budget Reconciliation Act of 1985 and similar state and local laws. The provisions of this Agreement shall not inure to the benefit of any third party, and nothing herein is intended to confer upon any employee of Seller or Purchaser, or any legal representative or beneficiary of any such employee, any rights of employment or employment for a specific period of time or any other legal rights or remedies of any nature whatsoever.

     23.  Brokerage.  Each party hereto represents and warrants to the other
          ---------
that it has dealt with no brokers or finders in connection with this transaction. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, reasonable attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this paragraph 23 shall survive any termination of this Agreement.

     24.  Reasonable Efforts.  Seller and Purchaser shall use their reasonable,
          ------------------
diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, Governmental Authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Property to Purchaser in accordance with this Agreement.

     25.  Miscellaneous.
          -------------

          (a) Entire Agreement.  This Agreement constitutes the entire
              ----------------
     understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (b) Time of the Essence.  Time is of the essence of this Agreement.
              -------------------
     If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Minnesota for observance thereof.

          (c) Conditions Precedent.  The obligations of Purchaser to make the
              --------------------
     payments described in paragraph 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.

          (d) Seller's Representations and Warranties.  Relative to each
              ---------------------------------------
     representation and warranty made by Seller in this Agreement, Seller shall be charged with making reasonable inquiries as to the accuracy thereof to its officers and to the current managers of the Property.

          (e) Construction.  This Agreement shall not be construed more strictly
              ------------
     against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive portions hereof.

          (f) Governing Law.  This Agreement shall be governed by and construed
              -------------
     in accordance with the laws of the State of Minnesota.

          (g) Partial Invalidity.  The provisions hereof shall be deemed
              ------------------
     independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

          (h) Counterparts.  This Agreement may be executed in counterparts,
              ------------
     each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

          (i) Good Faith.  All action required pursuant to this Agreement that
              ----------
     is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Purchaser, and Seller and Purchaser shall furnish to the other party hereto such documents or further assurances as the other party hereto may reasonably require.

          (j) Additional Provisions.  The additional provisions set forth in the
              ---------------------
     following paragraphs 26, 27, 28 and 29 of this Agreement shall also be applicable to the Asset Purchase Agreement, with the understanding that both this Agreement and the Asset Purchase Agreement shall, for the purposes of said paragraphs 26, 27, 28 and 29, be considered but one agreement as to which said paragraphs shall be applicable.

     26.  No Solicitation.
          ---------------

          (a) Seller will not, nor shall the Seller authorize or permit any of its officers, directors, employees or investment bankers, attorneys or other agents retained by or acting on behalf of the Seller or any of its subsidiaries to, directly or indirectly (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or could result in an Acquisition Proposal (as hereinafter defined), (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any non-public information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or
     (iii) except as permitted by and pursuant to the terms and conditions in this Agreement, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this paragraph 26 or in any other provision of this Agreement, prior to the meeting of the Seller's stockholders, the Seller and its Board of Directors may participate in discussions or negotiations with and furnish non-public information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if both (A) the Seller's Board of Directors duly determines in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to the Seller an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) the Seller's Board of Directors determines in good faith, after receiving advice from outside legal counsel experienced in such matters, that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to violate the Board's fiduciary duties under applicable law.

          (b) In the event that the Seller shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Purchaser the identity of the recipient of such information and/or the Potential Acquiror, as well as the terms of such Acquisition Proposal, and shall further promptly inform Purchaser in writing as to the fact such information is to be provided after compliance with the terms of the last sentence of the preceding paragraph. The Seller will keep the Purchaser fully informed (and respond to Purchaser's inquiries) regarding the status of negotiations concerning any Acquisition Proposal. Copies of any non-public information supplied to the Potential Acquiror shall be simultaneously supplied to Purchaser.

          (c) Without limiting the foregoing, the Seller understands and agrees that any violation of the restrictions set forth in this paragraph 26 by any executive officer of the Seller or any of its subsidiaries or any financial advisor, attorney or other advisor or representative, in each case, who is currently or in the future retained by the Seller or any of its subsidiaries shall be deemed to be a breach of this Agreement.

          (d) Nothing contained in this Paragraph 26 shall prohibit the Seller's Board of Directors from taking or disclosing to the Seller's shareholders a position with respect to an Acquisition Proposal in the form of a tender offer by a Potential Acquiror or making such other disclosure to the Seller's shareholders which position or disclosure, in the judgment of the Board, after receiving advice from outside legal counsel experienced in such matters (including the Seller's current outside counsel), is required by applicable law; provided, that if the Board takes a position or makes
                        --------  ----
     any disclosure adverse to consummation of this Agreement (or withdraws its recommendation that the Seller's stockholders approve this Agreement), Purchaser's right to terminate this Agreement pursuant to paragraph 28 shall immediately arise, with the consequences set forth in subparagraph
     (g) of this paragraph 26.

          (e) For the purposes of this Agreement, the term "Acquisition Proposal" shall mean any unsolicited, bona fide proposal made by any person other than Purchaser to, directly or indirectly, purchase or otherwise acquire beneficial ownership of (i) some or all of the Property or Assets, as that term is defined in the Asset Purchase Agreement, or (ii) 20% or more of the outstanding capital stock of the Seller pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Seller, taken as a whole, other than in a transaction in which the proposed acquiror intends to honor and perform this Agreement .

          (f) For the purposes of this Agreement, the term "Superior Proposal" means any Acquisition Proposal which has financial terms that the Board of Directors determines, in good faith, to be more favorable to the Seller and its shareholders than this Agreement (after receiving the advice of the Seller's independent financial advisor that the value of the consideration provided for in such Acquisition Proposal exceeds the value of the consideration provided for in the Agreement, which advice shall include a commitment to deliver a written opinion confirming such advice at the time the Board of Directors considers whether to approve such Acquisition
     Proposal);   provided, however, that any such Acquisition Proposal shall not be deemed to be a "Superior Proposal" unless any financing required to consummate the transaction contemplated by such proposal is either (i) in the possession of such third party at the time such offer is made, or (ii) committed pursuant to a written commitment from a reputable financial institution. The parties agree that for purposes of the preceding sentence (but for no other purpose), an offer which is conditioned on completion of due diligence shall be deemed to constitute a "Superior Proposal" if such offer otherwise meets the definition of "Superior Proposal."

          (g) Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is terminated pursuant to paragraph 28(a) or paragraph 28(b), then, in either case, the Seller shall pay to Purchaser U.S. $500,000.00 (the "Termination Fee") in cash or by wire transfer of good funds to an account designated by Purchaser, such payment to be made promptly, but in no event later than the second business day following such termination. Purchaser acknowledges that, except for liability that the Seller might have to Purchaser arising from a breach of this Agreement due to the fraudulent or willful misconduct of the Seller, the Termination Fee, once paid as contemplated by this paragraph 26(g), shall be the sole remedy of Purchaser in the circumstances described in this paragraph 26(g). The Seller acknowledges that the agreements contained in this paragraph 26(g) are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, Purchaser would not enter into this Agreement. Accordingly if the Seller fails promptly to pay the amounts due pursuant to this paragraph 26(g), (i) the Seller shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee was required to be made, plus four percent (4%), and (ii) if in order to obtain such payment Purchaser commences a suit or takes other action which results in a judgment or other binding determination against the Seller for the Termination Fee, the Seller shall also pay to Purchaser, its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

     27.  Seller Stockholders' Meeting.
          ----------------------------

          (a) Subject to paragraph 27(b) below: (i) the Board of Directors of the Seller shall unanimously recommend that the Seller's stockholders vote in favor of and adopt and approve this Agreement and approve the sale of the Property and Assets to Purchaser at the Seller stockholders' meeting;
     (ii) the proxy statement for such meeting shall include a statement to the effect that the board of directors of the Seller has unanimously recommended that the Seller's stockholders vote in favor of and adopt and approve this Agreement and the sale of the Property; and (iii) neither the Board of Directors of the Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Purchaser, the unanimous recommendation of the Board of Directors of the Seller that the Seller's stockholders vote in favor of and adopt and approve this Agreement and approve the sale of the Property. For purposes of this Agreement, said recommendation of the Board of Directors of the Seller shall be deemed to have been modified in a manner adverse to Purchaser if said recommendation shall no longer be unanimous.

          (b) Nothing in paragraph 27(a) shall prevent the Board of Directors of the Seller from withdrawing, amending or modifying its unanimous approval at any time prior to the adoption and approval of this Agreement by the Seller's stockholders, if (i) a Superior Proposal is made to the Seller and is not withdrawn, (ii) neither the Seller nor any of its representatives shall have violated any of the restrictions set forth in paragraph 26, and
     (iii) the Board of Directors of the Seller concludes in good faith, after consultation with its advisors, that, in light of such Superior Proposal, it would be inconsistent with the fiduciary obligations of the Board of Directors of the Seller to the Seller's creditors and/or stockholders under applicable law not to withdraw, amend or modify such recommendation;

     provided that any such action of the Board described in this paragraph
     -------- ----
     27(b) shall give Purchaser the right to terminate this Agreement pursuant to paragraph 28(b) hereof with the consequences described in paragraph 26(g).

     28.  Termination.
          -----------

          (a) This Agreement may be terminated by Seller or Purchaser if the Seller enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Seller or a committee thereof resolves to do so; provided, however, that the Seller may not terminate this Agreement pursuant to this paragraph 28(a) unless (i) the Seller has delivered to Purchaser a written notice of the Seller's intent to enter into such an agreement to effect such Acquisition Proposal, (ii) ten (10) business days have elapsed following delivery to Purchaser of such written notice by the Seller and
     (iii) during such five business day period, the Seller has fully cooperated with Purchaser, including without limitation, informing Purchaser of the terms and conditions of the Acquisition Proposal and the identity of the person making the Acquisition Proposal, to allow Purchaser within such ten-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Acquisition Proposal; provided, further, that the Seller may not terminate this Agreement pursuant to this paragraph 28(a) unless, at the end of such ten-business-day-period, the Board of Directors of the Seller continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal, and the Seller pays to Purchaser the amount specified under and in accordance with subparagraph
     (g) of paragraph 26 above.

          (b) This Agreement may be terminated by Purchaser if (i) the Board of Directors of the Seller or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement to the Seller's stockholders, or approved or recommended an Acquisition Proposal (including, a Superior Proposal) or (ii) the Board of Directors of the Seller or any committee thereof shall have resolved to take any of the foregoing actions.

     29.  Seller's Employees.  Prior to the Closing Date, and assuming this
          ------------------
Agreement is not terminated as earlier provided herein, Seller shall provide Purchaser evidence of compliance with all federal, state and local laws for which Seller has assumed responsibility of compliance under this Agreement, including, without limiting the foregoing, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Consolidated Omnibus Budget Reconciliation Act of 1985, and all other applicable federal, state and local laws. Seller agrees to defend, indemnify and hold Purchaser harmless from and against any claims, demands or liabilities arising out of Seller's failure to comply with any such federal, state or local laws. Notwithstanding the two preceding sentences, if the Closing occurs within the sixty (60) day notice period provided under the WARN Act, Seller's employees will remain employees of Seller through the sixtieth (60th) day of the notice period, but Purchaser shall assume responsibility for reimbursing Seller for the cost of (1) Seller's active employees to whom Purchaser extends offers of employment, and (2) Seller's employees who are neither offered employment by Purchaser nor offered continued employment by Seller. Such reimbursable costs shall be limited to such active employees' current wages and benefits from the day after the Closing Date through the sixtieth (60th) day of the notice period. If Purchaser fails to comply with the preceding two sentences, Purchaser agrees to defend, indemnify and hold Seller harmless from and against any claims, demands or liabilities arising out of Purchaser's failure to do so. Seller shall continue to be responsible for paying Seller's active employees to whom Purchaser does not extend offers of employment and who are offered continued employment by Seller such employees' current wages and benefits from the day after the Closing Date through the sixtieth (60th) day of the notice period. Further, if the Closing occurs within the sixty (60) day notice period provided under the WARN Act, Purchaser agrees to defend, indemnify and hold Seller harmless from and against any claims, demands or liabilities arising from the employment of those of Seller's employees to whom Purchaser offered employment or who are under the supervision of Purchaser from the day after the Closing Date through the sixtieth (60th) day of the notice period.

     Seller and Purchaser shall cooperate to send, contemporaneous with Seller's written notice to all of its employees under the WARN Act, memoranda to Seller's employees regarding the impending transaction and Purchaser's offer of employment to those employees of Seller to whom Purchaser decides to offer employment, no later than October 1, 1999. These memoranda shall inform Seller's employees of at least the following information: that Seller has entered into an agreement to sell the Property to Purchaser; that such employees' employment with Seller will be terminated (with estimated potential dates of the termination); that Purchaser intends to continue operating the Property following the Closing; and that Purchaser presently anticipates that it will offer employment to most employees of Seller who are employed at the Property.

     IN AGREEMENT, the parties hereto have executed this Agreement as of September 28, 1999, said date being the Contract Date referred to in this Agreement.


SELLER:                                 PURCHASER:

THE LAMAUR CORPORATION                  TIRO INDUSTRIES, INC.


By   /s/                                By   /s/
  ------------------------------          --------------------------------

Its_____________________________        Its_______________________________

                            THE LAMAUR CORPORATION

               Proxy for the 1998 Annual Meeting of Stockholders

                        To be held on November 22, 1999

                      Solicited by the Board of Directors


         The undersigned hereby appoints Joseph F. Stiley, III and John D. Hellmann and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in The Lamaur Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Lamaur to be held at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432 on November 22, 1999, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement of Lamaur dated October 27, 1999, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

         THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4.


CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                               ----------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                               ----------------

[X]  Please mark
     votes as in
     this example

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

     A vote FOR the following proposals is recommended by the Board of
Directors:

     1. To approve and adopt the sale of certain assets relating to Lamaur's manufacturing operations on terms described in the Proxy Statement.

          [  ] 1   FOR         [  ] 2   AGAINST         [  ] 3  ABSTAIN

     2. To approve an amendment to Lamaur's 1997 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

          [  ] 4   FOR         [  ] 5   AGAINST         [  ] 6  ABSTAIN

     3. To elect the following persons as directors to hold office for a one year term and until their respective successors are elected and qualified:

                                     Harold M. Copperman
                                     Perry D. Hoff
                                     Joseph F. Stiley, III

          [  ] FOR all nominees listed            [  ] WITHHOLD AUTHORITY to
                                                       vote for all nominees
                                                       listed above.
          [  ] FOR all nominees except
               as noted to the contrary above.

     4. To consider, approve and ratify the appointment of Deloitte & Touche LLP as independent public auditors for Lamaur for the year ending December 31, 1999.

          [  ] 7   FOR         [  ] 8   AGAINST         [  ] 9  ABSTAIN

                                         MARK HERE FOR          MARK HERE
                                           ADDRESS             IF YOU PLAN
                                          CHANGE AND            TO ATTEND
                                         NOTE AT LEFT    [  ]  THE MEETING  [  ]


Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.

Signature:______________________________   Date:_____________

Signature:______________________________   Date:_____________